UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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METHODE ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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METHODE ELECTRONICS, INC.
8750 West Bryn Mawr Avenue, Suite 1000
Chicago, Illinois 60631
(708) 867-6777

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 17, 2025
To our Stockholders:
The 2025 Annual Meeting of Stockholders of Methode Electronics, Inc. (“Methode” or the “Company”) will be held on Wednesday, September 17, 2025, at 11:00 a.m., Central Daylight Time. The 2025 Annual Meeting will be a virtual meeting conducted via live webcast. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MEI2025 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.
At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, each as more fully described in the accompanying proxy statement:
1.
To elect seven director nominees to hold office until the Company’s 2026 Annual Meeting of Stockholders or until such director’s earlier resignation, or a respective successor is duly elected and appointed;

2.	To ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending May 2, 2026;
3.	To approve, on a non-binding, advisory basis, the compensation of Methode’s named executive officers; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on July 24, 2025, the record date, are entitled to notice of and to vote at the Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, you are requested to vote your shares via the internet, by telephone or by completing and returning the proxy card if you requested paper copies of the Company’s proxy materials. Any person giving a proxy has the power to revoke it at any time prior to the Annual Meeting and stockholders who attend the Annual Meeting may withdraw their proxies and vote online at the Annual Meeting.

By Order of the Board of Directors,

Mark D. Schwabero
Chairman

Chicago, Illinois
August 1, 2025
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to Be Held on September 17, 2025
We are furnishing the proxy materials for the Annual Meeting electronically using the internet through the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”). The Notice and Access Card will be mailed to stockholders on August 1, 2025. Please visit the website www.proxyvote.com to view electronic versions of our Proxy Statement and our 2025 Annual Report on Form 10-K, and to request electronic delivery of future proxy materials.

METHODE ELECTRONICS, INC.
8750 West Bryn Mawr Avenue, Suite 1000
Chicago, Illinois 60631
(708) 867-6777

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
September 17, 2025
This proxy statement is being furnished by and on behalf of the Board of Directors of Methode Electronics, Inc. (“Methode” or the “Company”), in connection with the solicitation of proxies to be voted at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”). The 2025 Annual Meeting will be a virtual meeting conducted via live webcast.
We are furnishing the proxy materials for the Annual Meeting through the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”). The Notice and Access Card was mailed on August 1, 2025 to stockholders of record as of July 24, 2025. Please visit the website www.proxyvote.com to view electronic versions of this proxy statement and our 2025 Annual Report on Form 10-K, and to request electronic delivery of future proxy materials.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Where and when will the Annual Meeting be held?
The Annual Meeting will be held at 11:00 a.m., Central Daylight Time, on Wednesday, September 17, 2025. The Annual Meeting will be a virtual meeting via live webcast on the internet.
Who can vote at, and participate in, the Annual Meeting?
Only stockholders as of the close of business on July 24, 2025, the record date, will be able to attend the Annual Meeting and to vote and submit questions during the meeting. On the record date, there were 35,217,142 shares of Methode common stock outstanding.
How can I vote my shares at, and participate in, the Annual Meeting?
The annual meeting will be held entirely online. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by logging in to www.virtualshareholdermeeting.com/MEI2025. For record holders of shares, you will need to use the 16-digit control number included in the Notice and Access Card or on your proxy card. For beneficial owners of shares held through a broker, bank or other nominee, you will need to use the control number issued to you through your broker, bank or other nominee in the voting instruction form that accompanied your proxy materials. Even if you plan to participate in the meeting, we recommend that you vote in advance by using one of the methods described in the proxy materials, in case you later change your mind and determine not to participate in the meeting.
How can I vote my shares without attending the Annual Meeting?
To vote your shares without attending the Annual Meeting, please follow the instructions for internet or telephone voting on the Notice and Access Card. You will need the 16-digit control number included on your Notice and Access Card to authorize a proxy to vote your shares via the internet or by telephone. You can authorize a proxy to vote your shares at any time prior to 10:59 p.m., Central Daylight Time, on September 16, 2025, the day before the Annual Meeting. If you request printed copies of the proxy materials by mail, you may also vote by signing your proxy card and returning it by mail or following the alternative instructions on your proxy card.
What do I do if my shares are held in “street name”?
If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you are the beneficial owner of shares held in street name, the Notice and Access Card or proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares by following their instructions for voting. Beneficial owners of shares held in street name should generally be able to vote by telephone or via the internet or by signing, dating and returning a voting instruction form. However, the availability of telephone and internet voting will depend on the voting process of your broker, bank or other nominee. If your broker provides you with a 16-digit control number found on the voting instruction form, you may also vote your shares by signing in with your 16-digit control number and voting at the Annual Meeting.
How many votes do I have?
Each share of Methode common stock that you own entitles you to one vote.
What am I voting on at the Annual Meeting?
At the Annual Meeting, stockholders are being asked to consider and vote on the following three proposals:
Proposal 1: The election of seven directors, each to hold office until the Company’s 2026 Annual Meeting of Stockholders or until any such director’s earlier resignation, or until his or her successor is duly elected and qualified;
Proposal 2: The ratification of the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for fiscal 2026; and
Proposal 3: Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement (the “Say-on-Pay Proposal”).
How does the Board recommend I vote on the proposals?
The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director (Proposal 1), “FOR” the ratification of EY as our independent registered public accounting firm (Proposal 2) and “FOR” the Say-on-Pay Proposal (Proposal 3).
If you submit a proxy without indicating your vote on any matter, the designated proxies will vote for each of the director nominees in Proposal 1, and in favor of Proposals 2, and 3.
What is a “broker non-vote”?
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power. Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms have the authority to cast votes on certain “routine” matters if they do not receive instructions from their customers. The auditor ratification proposal (Proposal 2) is considered a “routine” matter and your shares may be voted on such proposal if they are held in the name of a brokerage firm even if you do not provide voting instructions. The other proposals being considered and voted on at the Annual Meeting are “non-routine” matters for which brokers may not vote absent voting instructions from the beneficial owner.
How many votes are needed to approve each of the proposals?
For the election of directors (Proposal 1), the auditor ratification proposal (Proposal 2), and the Say-on-Pay Proposal (Proposal 3), stockholders may vote “for,” “against,” or “abstain” from voting. The affirmative vote of a majority of the stock having voting power present or represented by proxy at the Annual Meeting is required to approve each of these proposals. While broker non-votes will be considered as present at the Annual Meeting for quorum purposes, they will not be counted for purposes of determining the number of shares having voting power with respect to the election of directors (Proposal 1) or the Say-on-Pay Proposal (Proposal 3). Abstentions will be considered as present but will not be considered as votes in favor of any proposal. Consequently, abstentions have the effect of voting against each of Proposals 1, 2 and 3, while broker non-votes will have no effect as to voting for or against Proposal 1 or Proposal 3.
What constitutes a quorum?
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Methode’s common stock is necessary to constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be considered present for the purpose of determining whether we have a quorum.

What if other matters come up at the Annual Meeting?
At the time the Notice and Access Cards were mailed to our stockholders, we were not aware of any matters to be properly presented at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting, and you are a stockholder of record and have authorized a proxy to vote your shares, the persons named as proxies will have the discretion to vote on those matters for you.
Can I revoke my proxy after I authorize a proxy to vote my shares?
Yes. You may revoke your proxy by notifying our Corporate Secretary in writing that you wish to revoke your proxy at the following address: Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631, Attention: Corporate Secretary. You may also revoke your proxy by submitting a later dated and properly executed proxy (including by means of the telephone or internet) or by voting at the Annual Meeting. New paper proxy cards should be sent to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your attendance at the virtual Annual Meeting will not, by itself, revoke a proxy previously authorized by you. We will honor the proxy card or authorization with the latest date. If you are a beneficial stockholder holding in street name, your broker, bank or other nominee can provide you with instructions on how to change your vote, or you can vote at the Annual Meeting using the control number provided to you by your broker, bank or other nominee.
Why did I receive a notice in the mail regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?
Under the “Notice and Access” rules of the Securities and Exchange Commission (the “SEC”), we are permitted to furnish proxy materials to our stockholders by providing access to such documents on the internet instead of mailing printed copies. The Notice and Access Card mailed to our stockholders provides instructions regarding how to access and review all the proxy materials on the internet. The Notice and Access Card also instructs you as to how you may authorize a proxy to vote your shares via the internet or by telephone. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access Card.
How can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
Who pays for this proxy solicitation?
Methode will pay for this proxy solicitation. Our directors, officers or other regular employees may solicit proxies by telephone, by e-mail or in person. No additional compensation will be paid to directors, officers, and other regular employees for such services.
What is “householding” and how does it affect me?
We are sending only one copy of our Notice and Access Card and, if applicable, our proxy materials, to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice is known as “householding.” Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you received a householded mailing this year and you would like additional copies of our Notice and Access Card and proxy materials, if you would like to participate in householding or if you would like to opt out of householding, please contact us at: 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631, Attention: Corporate Secretary, or telephonically at 708-867-6777.

CORPORATE GOVERNANCE
We are committed to maintaining high standards of corporate governance in order to serve the long-term interests of Methode and our stockholders.
Director Independence
Our Nominating and Governance Committee conducts an annual review and makes a recommendation to the full Board as to whether each of our director nominees meets the applicable independence standards of the SEC and the NYSE. The Board has determined that all of our directors are independent under the applicable standards, except for Jonathan DeGaynor, our President and Chief Executive Officer. Mr. DeGaynor’s lack of independence relates solely to his service as an executive officer and is not due to any other transactions or relationships.
In addition, our Board of Directors has determined that each member of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee satisfies the applicable independence standards of the SEC and the NYSE for service on those committees.
Board Size
Following a review of the Board’s overall structure in 2025, our Board of Directors determined that its optimum size considering the Company’s current needs is seven directors, a reduction from its current size of ten. Consequently, as noted below under “Proposal One—Election of Directors”, the size of the Board will be reduced to seven directors as of the date of the Annual Meeting.
Board Committees
The following chart sets forth the membership, principal functions and number of meetings held in fiscal 2025 for our Audit Committee, Compensation Committee and Nominating and Governance Committee.

Committee	Members	Principal Functions		Number of Meetings in Fiscal 2025
Audit	Mary A. Lindsey (Chair) David P. Blom Therese M. Bobek Janie Goddard Angelo V. Pantaleo Mark D. Schwabero	•	Oversees accounting and financial reporting processes, and audits of financial statements.	10
		•	Monitors performance of internal audit function and our system of internal controls.
•
Monitors performance, qualifications, and independence of our independent registered public accounting firm, makes decisions regarding the retention, termination and compensation of such firm, and approves related services.

		•	Monitors compliance with legal and regulatory requirements pertaining to financial statements.
		•	Reviews our financial press releases and certain SEC filings.
•
Discusses with management major financial risk exposures and the steps taken to monitor and control such exposures and discusses guidelines and policies by which risk assessment and risk management is undertaken.

		•	If applicable, reviews related party transactions and potential conflict of interest situations.

Committee	Members	Principal Functions		Number of Meetings in Fiscal 2025
Compensation	Bruce K. Crowther (Chair) David P. Blom Brian J. Cadwallader Darren M. Dawson Janie Goddard	•	Oversees our executive compensation policies and plans.	7
		•	Approves goals and incentives for the compensation of our Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers.
		•	Approves grants under our stock plan.
		•	Oversees our culture and strategies relating to human capital management.
		•	Makes decisions regarding the retention, compensation, and termination of any Committee compensation consultant, and monitors their independence.
		•	Evaluates whether risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect.
Nominating and Governance	Brian J. Cadwallader (Chair) Therese M. Bobek Darren M. Dawson Angelo V. Pantaleo Mark D. Schwabero	•	Recommends director candidates for election to our Board.	4
		•	Recommends Board committee assignments.
		•	Recommends compensation and benefits for directors.
		•	Oversees our Enterprise Risk Management (ERM) program.
		•	Reviews succession planning for our executive officers.
		•	Reviews and recommends revisions to our Corporate Governance Guidelines.
		•	Oversees an annual evaluation by the independent directors of the performance of the CEO.
		•	Conducts an annual assessment of Board and committee performance.

Our Executive Committee is authorized to act with the full authority of the Board, in intervals between meetings of the Board, except to the extent such authority has been limited in the Executive Committee Charter. The members of the Executive Committee consist of the Chairman of the Board and the Chairs of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Executive Committee did not meet in fiscal 2025.
Our committees operate pursuant to charters adopted by the Board. Our committee charters and our Corporate Governance Guidelines are available on the Investors page of our website at methode.com or in print upon any stockholder’s request.
Board Meetings, Leadership Structure, Evaluations and Education
During fiscal 2025, our Board of Directors held ten meetings, and no director attended less than 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by the respective committees on which he or she served. Under our Corporate Governance Guidelines, our directors are expected to attend Board and stockholder meetings and meetings of committees on which they serve. Our directors are expected to meet as frequently as necessary to properly discharge their responsibilities.

Our independent directors hold regularly scheduled executive sessions at which only independent directors are present. Pursuant to our Corporate Governance Guidelines, our Chairman of the Board is the Presiding Director of such sessions.
The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of our stockholders. This structure provides for a greater role for the independent directors in the oversight of Methode and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Mark D. Schwabero was appointed to serve as Chairman of the Board following our 2024 Annual Meeting of Stockholders.
The Nominating and Governance Committee oversees the annual Board and committee evaluation process. In fiscal 2025, the Board engaged outside legal counsel to hold individual interviews with each Board member and consolidate their feedback for discussion with the full Board. In connection with the interviews, the directors were provided an outline of key topics for discussion, including Board and committee practices, processes and skills, and opportunities for improvement. Using the aggregated results of the interviews, outside legal counsel held a discussion with the full Board during an executive session.
The Company believes that ongoing education is important for the ability of our directors to fulfill their duties and supports our Board members in continuing education throughout their service with Methode. The Company encourages directors to participate in external director education programs and reimburses directors for the expenses of their attendance. Internal and external specialists also provide the Board with educational sessions during our regular Board meetings.
Risk Oversight, Cybersecurity and Compensation Policy Risks
Our Board of Directors has oversight responsibility for our strategic and operational risks, including risks relating to cybersecurity policies and practices. Our Board and committees review information regarding Methode’s markets, competition, and financial risks, as well as risks associated with Methode’s operations throughout the world. Our Audit Committee discusses with management Methode’s major financial risk exposures and the steps management has taken to monitor and control such exposures and reviews the process by which risk is managed and assessed. Our Nominating and Governance Committee oversees the Company’s Enterprise Risk Management (ERM) program. Our Compensation Committee evaluates risks arising from Methode’s compensation practices and policies. The entire Board of Directors is regularly informed about the risk management policies and practices monitored by the various committees.
Our Chief Information Officer and Chief Information Security Officer provides quarterly reports to the Board about our strategy, programs, incidents and threats, and other developments and action items related to cybersecurity.
The Compensation Committee monitors the mix and design of the elements of executive compensation and believes that our compensation programs do not encourage management to assume excessive risks. We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Methode.
Nominating Process of the Nominating and Governance Committee
Our Nominating and Governance Committee is responsible for identifying and recommending to our Board of Directors individuals qualified to become directors consistent with criteria approved by our Board. In considering potential candidates for our Board, including with respect to nominations for re-election of incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience consistent with our needs; specific areas of expertise and leadership roles; and the ability to bring diversity to our Board. The Committee seeks an appropriate balance between newer directors and longer-serving directors. While the Nominating and Governance Committee charter and our Corporate Governance Guidelines do not prescribe diversity standards, the Committee considers diversity in the context of the Board as a whole, including whether the potential candidate brings complementary skills and viewpoints.
The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of Board membership, including membership on appropriate committees. We believe that our directors’ outside directorships enable them to contribute valuable knowledge and experience to the Board. Nonetheless, the Board is sensitive to the potential for overboarding to compromise the ability of these directors to effectively serve on our Board and committees. Our Corporate Governance Guidelines limit each director’s service on the boards of public companies to no more than three other boards. Our Audit Committee Charter limits each member’s service on audit committees of public companies to no more than two other audit committees, unless approved by the Board.

The Committee has adopted a process for identifying new director candidates. Recommendations may be received by the Committee from various sources, including directors and Company contacts. The Committee has used a search firm to assist with the independent director recruitment process and has sole authority to retain and terminate any such search firm and approve the search firm’s fees.
The Committee will also consider suggestions from our stockholders. Stockholders may recommend candidates at any time, but the Committee requires recommendations for election at our Annual Meeting to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement from the previous year’s Annual Meeting. The written notice must include (i) the name, age, address and principal occupation or employment of the proposed nominee, (ii) the number of shares of our common stock owned by such nominee, (iii) a statement that the nominee is willing to be nominated, and (iv) any other information required in a proxy statement under the SEC’s rules. Recommendations must be sent to the Nominating and Governance Committee, Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. Any recommendations from stockholders will be evaluated in the same manner that potential nominees suggested by directors or Company contacts are evaluated. Information regarding the requirements to nominate a director at our 2026 Annual Meeting is set forth below under “Other Information—Stockholder Proposals and Director Nominations.”
Summary of Qualifications of Director Nominees
The following table highlights certain skills, experience, and qualifications that each of the seven director nominees brings to the Board.

Skills and Experience	Blom	Bobek	Cadwallader	Crowther	DeGaynor	Lindsey	Schwabero
Leadership and Strategy	✔	✔	✔	✔	✔	✔	✔
Financial/Accounting	✔	✔			✔	✔	✔
Mergers and Acquisitions	✔		✔		✔	✔	✔
Cybersecurity/IT Systems		✔	✔		✔	✔	✔
International Business			✔		✔	✔	✔
Technology/Innovation	✔		✔		✔		✔
Industry Experience	✔		✔	✔	✔		✔
Public Company Board Service	✔			✔	✔	✔	✔
Manufacturing/Operations	✔				✔		✔

Corporate Responsibility
The Company is committed to being a responsible steward to the environment, its employees, and the communities in which it operates, and conducting its operations in an ethical manner with honesty and integrity. Guided by these principles and with Board oversight, we are implementing and continuously improving our Environmental, Social and Governance (ESG) strategy.
Environmental Stewardship. The Company practices responsible environmental management to protect its employees, customers, communities, and the environment. This includes:
•	considering a lifecycle perspective and supporting a circular principle for waste;
•	improving the efficiency and conservation of energy and natural resources;
•	reducing the emission of air pollutants, including greenhouse gases; and
•	considering pollution prevention by seeking to reduce, reuse and/or recycle waste and packaging material.

As part of this effort, we have numerous programs in place at our global locations to reduce waste generation, improve waste sorting and increase waste diversion from landfills. We are dedicated to pursuing environmentally sustainable practices through initiatives such as utilizing reusable shipping containers and vertically integrated manufacturing to reduce logistics. We have a process in place to monitor the environmental practices at our global facilities via periodic third-party audits.
We are committed to reducing greenhouse gas (GHG) emissions associated with our energy consumption and mobile sources at our manufacturing facilities. Projects include implementing energy efficiency measures in indoor locations, installing on-site solar, and continuing the electrification of our diesel and gasoline powered equipment and vehicles.
Workplace and Community. The Company takes pride in its relationships with its employees, suppliers, and customers and the communities in which it operates.
Values and Ethics. Our corporate culture is committed to doing business with integrity, teamwork, and performance excellence. Our core values include innovation, continuous improvement, passion, and a sense of urgency. Our Code of Business Conduct and our Anti-Corruption Policy address topics such as anti-corruption, discrimination, human rights, anti-slavery, trade, harassment, privacy, appropriate use of company assets, protecting confidential information, and reporting violations anonymously. These policies have been translated into multiple languages and are posted on our website at methode.com. In addition, our U.S. employees complete annual training on the prevention of discrimination, harassment, and sexual harassment and learn how to identify, report, and stop these harmful situations. We also offer an anonymous hotline for employees or other parties to utilize when reporting concerns or potential violations.
Workplace Safety and Health. The success of our business is fundamentally connected to the well-being of our employees. We maintain a work environment with a safety culture grounded on the premise of eliminating workplace incidents, risks, and hazards. We have practices in place to help eliminate safety events and reduce their frequency and severity, and our employees are trained on safety-related topics. Employees are empowered to report safety concerns or other observations without fear of reprisal. We have a process in place to monitor the safety practices at our global facilities via periodic third-party audits.
Human Rights and Community Relations. The Company is committed to upholding the human rights and dignity of all persons in both our business operations and our global supply chain. The Company does not tolerate any forms of modern slavery, including human trafficking, forced or indentured labor, prison labor, child labor, illegal employment conditions or any other forms of illegal employment practices or violations of employment laws.
Diversity and Inclusion. As highlighted in our Diversity & Inclusion Statement available on our corporate website, we believe that diversity and inclusion are business imperatives that will enable us to build and empower our future workforce. We strive to maintain a diverse and inclusive workforce that reflects our global customer base and the communities that we serve.
Responsible Governance. We are committed to maintaining high standards of corporate governance in order to serve the long-term interests of Methode and our stakeholders. Our corporate governance policies promote transparency and accountability. Our governance policies address topics such as anti-corruption, discrimination, human rights, anti-slavery, trade compliance, harassment, privacy, appropriate use of company assets, safeguarding confidential information, and a process to report violations anonymously.
Board of Directors. As highlighted above, we have strong corporate governance practices, including engaged independent directors and committee members, an independent Chairman of the Board and annual board and committee self-evaluations. Our Board of Directors reflects an effective mix of diverse perspectives and business expertise. Additionally, our Board is responsible for overall risk oversight of the Company, which includes certain environmental, social, supply chain, cybersecurity, and other governance matters.
Business Ethics. The Company strives to conduct business in an honest, ethical, and responsible manner. We maintain a Code of Business Conduct that applies to all employees globally, covering all controlled Methode subsidiaries. We also expect our suppliers, contractors, agents, and representatives to abide by the same high standards when conducting business with or on behalf of the Company. Methode is committed to compliance with foreign, federal, state, and local laws and regulations.

Supply Chain Standards. The Company’s supply chain team seeks suppliers who will maintain the Company’s ethical business values. The Company has adopted a Supplier Code of Conduct which includes topics such as anti-corruption, discrimination, health and safety, protecting confidential information, and legal compliance. It also encourages the responsible sourcing of raw materials, including through our Conflict Minerals Policy.
Product Innovation. Methode is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East, and Asia. We design, engineer, and produce mechatronic products for original equipment manufacturers (OEMs) utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications. Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus and rail), cloud computing infrastructure, construction equipment, and consumer appliance. Our business is managed on a segment basis, with those segments being Automotive, Industrial and Interface. We supply electronic and electro-mechanical devices and related products to automobile OEMs, either directly or through their tiered suppliers, including solutions for the electric vehicle (EV) market to accelerate the green transition.
Additional Information. Additional information regarding our activities related to environmental, social and governance initiatives can be found in our 2025 Corporate Social Responsibility Report, which is located on our website at methode.com. Please note that like other information on, or accessible through, our corporate website, our Corporate Social Responsibility Report is not part of our proxy solicitation materials nor is it incorporated by reference herein.
Communications with Directors
The Annual Meeting provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of our Board of Directors on appropriate matters. All our directors except for Mr. Pantaleo attended the 2024 Annual Meeting. We anticipate that all our director nominees will attend the 2025 Annual Meeting.
In addition, interested parties may, at any time, communicate in writing with any particular director, or our independent directors as a group, by sending such written communication to the Corporate Secretary of Methode Electronics, Inc. at 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. Copies of written communications received at such address will be provided to the relevant director or the independent directors as a group unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business or communications that relate to other improper or irrelevant topics.
Stockholder Engagement
We believe that effective corporate governance should include engagement with our stockholders through investor conferences, non-deal roadshows, meetings, and phone calls. We engage with our stockholders on topics including Board oversight and composition, our executive compensation program, and our corporate governance practices. We believe that engagement with our stockholders helps us to better understand stockholders’ views on a variety of topics.
Code of Business Conduct
Our Board of Directors has adopted a Code of Business Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, as well as other employees. The Code is available on the Investors page of our website at methode.com or in print upon any stockholder’s request.
If we make any substantive amendments to the Code of Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions that pertains to any element of the Code of Business Conduct enumerated in Item 406(b) of Regulation S-K, we will promptly disclose the nature of such amendment or waiver on our website. Any other waivers will be promptly disclosed to our stockholders in accordance with, and to the extent required by, applicable rules and regulations.

Insider Trading Policies and Procedures
Our Board of Directors has adopted policies and procedures governing the purchase, sale and other dispositions of our securities by directors, officers and employees which are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. With regard to purchases of Methode stock by the Company, it is our policy to make any such purchases in compliance with the federal securities laws and applicable stock exchange listing requirements. Our Insider Trading Policy is located on the Investors page of our website at methode.com.
Stock Ownership Guidelines
We consider stock ownership by directors and executive officers to be an important means of linking their interests with those of our stockholders.
Directors. All directors are expected to own stock with a value equal to at least five times the annual cash retainer paid to Methode directors, subject to a five-year phase-in period for new directors. If a director’s required ownership level is not attained by the end of the phase-in period or thereafter, they are required to retain 100% of the net shares received upon vesting of any equity awards until the guideline level is achieved. All of our directors were in compliance with our stock ownership guidelines for fiscal 2025, either by satisfying applicable ownership levels or complying with the retention requirements.
Executive Officers. For our executive officers, the guidelines for stock ownership are based on a multiple of the officers’ base salaries as follows:

Title	Guideline
Chief Executive Officer	Five times salary
Other Executive Officers	Three times salary

Vested and unvested restricted stock units are included in the calculation of stock ownership for purposes of these guidelines. Executive officers are expected to achieve fifty percent (50%) of the guideline stock ownership level within three years of promotion or appointment and one hundred percent (100%) within five years. All our executive officers were in compliance with our stock ownership guidelines for fiscal 2025, subject to the phase-in-period for new appointments and promotions. If an executive officer’s required ownership level amount is not attained by the end of the relevant phase-in period (or at any time thereafter), the officer will be required to retain an amount equal to 75% of the net shares received as the result of the exercise, vesting, or payment of any equity awards granted, until the applicable guideline level is achieved.
Prohibition on Hedging and Pledging
Our Insider Trading Policy prohibits our directors, executive officers, and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers, and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan. Our Insider Trading Policy is located on our website at methode.com.
Clawback Policy
In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recovery Policy requires us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years that were erroneously paid. Our Incentive Compensation Recovery Policy is located on the Investors page of our website at methode.com.

DIRECTOR COMPENSATION
We use a combination of cash and common stock to compensate our non-employee directors. For fiscal 2025, our non-employee directors received an annual cash retainer, meeting fees and an annual stock award with immediate vesting. Our Chairman and Committee Chairs received additional cash retainers for their service in fiscal 2025.
The Nominating and Governance Committee oversees and makes recommendations to the Board regarding our non-employee director compensation program. Non-employee directors can defer receipt of all or a portion of their cash or equity compensation to our Deferred Compensation Plan. For a description of the Deferred Compensation Plan, please see “Executive Compensation—Nonqualified Deferred Compensation,” below.
Upon the recommendation of our Nominating and Governance Committee, the Board did not make any changes to our compensation program for non-employee directors for fiscal 2025. In reviewing our director compensation program, the Nominating and Governance Committee and the Board considered peer and market data. The following table shows the non-employee director compensation components and amounts for fiscal 2025.

Compensation Component	Amount
Annual Cash Retainer	$80,000
Additional Annual Cash Retainer for the Chairman	$95,000
Additional Annual Cash Retainer for the Committee Chairs
• Audit Committee	$24,000
• Compensation Committee	$24,000
• Nominating and Governance Committee	$20,000
Fee for Each Committee and Special Board Meeting	$1,500
Annual Stock Grant	Shares valued at $140,000

The following table sets forth certain information regarding compensation earned by each of our non-employee directors during our fiscal year ended May 3, 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Walter J. Aspatore(2)	$98,000	$140,000	$238,000
David P. Blom	$110,000	$140,000	$250,000
Therese M. Bobek	$110,000	$140,000	$250,000
Brian J. Cadwallader	$125,500	$140,000	$265,500
Bruce K. Crowther	$123,500	$140,000	$263,500
Darren M. Dawson	$105,500	$140,000	$245,500
Janie Goddard	$107,000	$140,000	$247,000
Mary A. Lindsey	$128,000	$140,000	$268,000
Angelo V. Pantaleo	$102,500	$140,000	$242,500
Mark D. Schwabero	$175,375	$140,000	$315,375

(1)
The reported amounts reflect the fair value at the date of grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). Details of the assumptions used in valuing these awards are set forth in our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 3, 2025.

(2)	Mr. Aspatore did not stand for re-election at the Company’s Annual Meeting in September 2024.

SECURITY OWNERSHIP
Five Percent Stockholders
The following table sets forth information regarding all persons known by Methode as of July 24, 2025, to be the beneficial owners of more than 5% of Methode’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
FMR LLC(1) Abigail P. Johnson 245 Summer Street Boston, MA 02210	5,129,211	14.4
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,900,442	8.2
BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	2,579,422	7.2

(1)
Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 9, 2024. In the Schedule 13G/A, FMR LLC reported that Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. As of December 29, 2023, FMR LLC reported that it had sole dispositive power with respect to the 5,129,211 shares.

(2)
Information is based on a Schedule 13G/A filed with the SEC on November 12, 2024. In the Schedule 13G/A, The Vanguard Group reported that, as of September 30, 2024, it had shared voting power with respect to 38,315 shares, sole dispositive power with respect to 2,831,453 shares and shared dispositive power with respect to 68,989 shares.

(3)
Information is based on a Schedule 13G/A filed with the SEC on April 24, 2025. In the Schedule 13G/A, BlackRock, Inc. reported that, as a parent holding company, as of March 31, 2025, it had sole voting power with respect to 2,533,815 shares and sole dispositive power with respect to 2,579,422 shares.

Directors and Executive Officers
The following table sets forth information regarding our common stock beneficially owned as of July 24, 2025, by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (%)
Directors
David P. Blom	37,531	*
Therese M. Bobek	30,227(2)	*
Brian J. Cadwallader	34,027(3)	*
Bruce K. Crowther	32,111(4)	*
Darren M. Dawson	33,727(5)	*
Jonathan B. DeGaynor	62,436(6)	*
Janie Goddard	26,872(7)	*
Mary A. Lindsey	38,163(8)	*
Angelo V. Pantaleo	28,211	*
Mark D. Schwabero	33,227(5)	*
Current Executive Officers
John Erwin	16,038(9)	*
Laura Kowalchik	0	*
Lars Ullrich	15,150(10)	*
Kerry Vyverberg	18,950(11)	*
All current directors and executive officers as a group (14 persons)	406,670	1.2
Former Executive Officers
Avinash Avula	0	*
Andrea J. Barry	69,788(12)	*
Kevin Nystrom	0	*
David Rawden	0	*
Ronald L.G. Tsoumas	90,532(13)	*

*	Percentage represents less than 1% of the total shares of common stock outstanding.
(1)
Beneficial ownership arises from sole voting and dispositive power unless otherwise indicated by footnote and includes the number of shares directly or indirectly owned, in addition to shares underlying restricted stock unit awards that could vest (or have restrictions removed) within 60 days of July 24, 2025.

(2)	Includes 27,227 shares of phantom stock held in the Company’s Deferred Compensation Plan and 3,000 share held in a trust pursuant to which Ms. Bobek shares voting and investment power with her spouse.
(3)
Includes 27,227 shares of phantom stock held in the Company’s Deferred Compensation Plan and 6,800 shares held in a trust pursuant to which Mr. Cadwallader shares voting and investment power with his spouse.

(4)	Shares are held in a trust pursuant to which Mr. Crowther shares voting and investment power with his spouse.
(5)	Includes 27,227 shares of phantom stock held in the Company’s Deferred Compensation Plan.
(6)	Includes 32,733 shares held jointly with Mr. DeGaynor’s wife and 1,984 shares held in our 401(k) Plan.
(7)	Includes 23,917 shares of phantom stock held in the Company’s Deferred Compensation Plan.
(8)	Includes 12,193 shares of phantom stock held in the Company’s Deferred Compensation Plan.
(9)	Includes 14,400 shares subject to restricted stock units which will vest on September 11, 2025, and 1,638 shares held in our 401(k) Plan.
(10)	Shares are held jointly with Mr. Ullrich’s wife.
(11)	Includes 14,982 shares of common stock held in our 401(k) Plan.
(12)	Includes 4,580 shares of common stock held in our 401(k) Plan.
(13)	Includes 21,343 shares of common stock held in our 401(k) Plan.

PROPOSAL ONE
ELECTION OF DIRECTORS
The Board decided to reduce the size of the Board from ten directors to seven directors as of the date of the Annual Meeting. Each of the seven directors will hold office until the next annual meeting of stockholders, or until any such director’s earlier resignation or until his or her successor is elected and qualified. All of the nominees listed below currently serve as directors. All nominees were recommended unanimously to our Board of Directors by our Nominating and Governance Committee and were nominated by our Board of Directors. If any nominee is unwilling or unable to serve as a director, an event which our Board does not anticipate, shares represented by the proxies will be voted for the election of another nominee nominated by our Board upon the recommendation of our Nominating and Governance Committee, or the Board may reduce the size of the Board and the number of directors to be elected at the Annual Meeting.
Our Corporate Governance Guidelines provide that a director who does not receive a majority of the votes cast for him or her in an uncontested election will promptly (and in any event within ten business days of the Annual Meeting) tender his or her resignation from the Board. At the option of the Board, the Nominating and Governance Committee may initially consider and recommend to the Board whether any such resignation should be accepted or rejected. The Board will make a decision to accept or reject any such resignation within 60 days of the Annual Meeting. The director tendering the resignation may not participate in the decisions of the Nominating and Governance Committee or the Board that concern his or her resignation or, unless three or fewer directors receive a majority vote, the resignation of any other director under the guidelines.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES.

David P. Blom
Director since 2019
Age 70
Mr. Blom served as President and Chief Executive Officer of OhioHealth Corporation, a not-for-profit healthcare system, Ohio, from 2002 until his retirement in 2019. Mr. Blom serves on the Board, Audit Committee and Nominating and Governance Committee (Chair) of Worthington Industries, Inc., an industrial manufacturing company. Mr. Blom’s extensive leadership experience as chief executive officer of a large healthcare system and healthcare industry expertise bring valuable perspectives to our Board.

Therese M. Bobek
Director since 2020
Age 64
Ms. Bobek served as an Assurance Partner of PricewaterhouseCoopers LLP (“PwC”) from 1997 until her retirement in 2018. Ms. Bobek most recently served in PwC’s national office where she directed a nationwide network of partners and managers supporting audit quality. Ms. Bobek also served as an Adjunct Lecturer in the Master of Accountancy Program at the University of Iowa’s Tippie College of Business from 2018 to 2022. Ms. Bobek serves on the Boards of Trustees and the Audit Committees of the Northern Funds and Northern Institutional Funds. Ms. Bobek’s extensive leadership experience at a major professional services firm, as well as her experience with audit quality oversight, bring valuable perspectives to our Board.

Brian J. Cadwallader
Director since 2018
Age 66
Mr. Cadwallader served as Vice President, Corporate Secretary and General Counsel of Johnson Controls, Inc., a global diversified technology and industrial company, from 2014 to 2016. Prior thereto, Mr. Cadwallader served as Vice President and Assistant General Counsel of Johnson Controls from 2011 to 2014. Mr. Cadwallader served as Group Vice President and General Counsel of Johnson Controls’ Building Efficiency business from 2010 to 2011. Prior to joining Johnson Controls, Mr. Cadwallader served as Associate General Counsel and Assistant Secretary at International Paper Company. In addition to his other responsibilities, Mr. Cadwallader was responsible for international legal and regulatory affairs for Johnson Controls and International Paper for over 15 years. Mr. Cadwallader’s legal background with expertise in international operations, corporate governance, M&A, and executive compensation brings valuable perspectives to our Board.

Bruce K. Crowther
Director since 2019
Age 73
Mr. Crowther served as President and Chief Executive Officer of Northwest Community Healthcare, a not-for-profit healthcare system, from 1992 until his retirement in 2013. Prior thereto, Mr. Crowther served as Executive Vice President and Chief Operating Officer of Northwest Community Healthcare from 1989 to 1991. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital Association. Mr. Crowther served on the Board and various committees of NeoGenomics, Inc., a company specializing in cancer genetic testing and information services, from 2015 through 2024, and on the Board and various committees of Wintrust Financial Corporation, a financial services company, from 1998 through 2022. Mr. Crowther’s extensive executive and board leadership experiences bring valuable perspectives to our Board.

Jonathan B. DeGaynor
Director since July 2024
Age 59
Mr. DeGaynor has served as our President and Chief Executive Officer since July 2024. Prior to joining Methode, Mr. DeGaynor served as President and CEO of Stoneridge, Inc., a publicly traded global designer and manufacturer of highly engineered electrical and electronic systems, components, and modules for the automotive, commercial, off-highway and agricultural vehicle markets, from 2015 to 2023. Prior to joining Stoneridge, Mr. DeGaynor was Vice President of Strategic Planning and Innovation at Guardian Industries Corp. (“Guardian”), a manufacturer of industrial glass and other building products for commercial, residential, and automotive applications. From 2008 to 2014, he served as Vice President of Business Development and Managing Director of Asia for SRG Global, Inc., a Guardian company and manufacturer of chrome plated parts for the automotive, commercial truck and consumer goods industries. From 2005 to 2008, he was the Chief Operating Officer, International for Autocam Corporation, a manufacturer of precision-machine components for the automotive industry. Mr. DeGaynor currently serves as non-employee Executive Chairman of Racing and Performance, Inc., an automotive performance systems supplier in the aftermarket space. Mr. DeGaynor’s strategic view, industry expertise and quality of leadership bring important perspectives to our Board.

Mary A. Lindsey
Director since 2020
Age 69
Ms. Lindsey served as Chief Financial Officer of Commercial Metals Company, a global manufacturer and recycler of steel and other metals, from January 2016 until her retirement in 2019. In addition, Ms. Lindsey served as Senior Vice President since 2017 and Vice President-Tax from 2009 to 2016. Ms. Lindsey serves on the Board, Audit Committee (Chair), and Corporate Governance and Nominating Committee of Lindsay Corporation, a provider of water management and road infrastructure products and services. In addition, Ms. Lindsey serves on the Board and Audit Committee of Orion Engineered Carbons S.A., a supplier of carbon products. Ms. Lindsey’s experience as a chief financial officer of a publicly traded company and her financial and tax expertise bring valuable perspectives to our Board.

Mark D. Schwabero, Chairman
Director since 2019
Age 72
Mr. Schwabero has served as our Chairman of the Board since September 2024 and previously served as our Vice Chairman of the Board since May 2024. Mr. Schwabero served as Chairman, Chief Executive Officer and Director of Brunswick Corporation, a recreational marine products company, from 2016 until his retirement in 2018. Prior thereto, Mr. Schwabero served as President and Chief Operating Officer of Brunswick from 2014 to 2016 and as President of its Mercury Marine subsidiary from 2008 to 2014. Mr. Schwabero serves as a director of 1st Source Corporation, parent company of 1st Source Bank. He is a member of the Audit Committee, Executive Compensation and Human Resources Committee and Governance and Nominating Committee. In addition, Mr. Schwabero serves on the Advisory Board of The Ohio State University Center for Automotive Research. Mr. Schwabero’s leadership experience, international expertise and detailed knowledge of the automotive and industrial industries bring valuable perspectives to our Board.

PROPOSAL TWO
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is directly responsible for the appointment, termination, compensation, evaluation and oversight of our independent registered public accounting firm. Our Audit Committee has selected EY to serve as our independent registered public accounting firm for the fiscal year ending May 2, 2026. EY has served as our independent registered public accounting firm for many years and is considered to be well qualified.
Representatives of EY will attend the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.
If our stockholders do not ratify the selection of EY, our Audit Committee will reconsider the selection. Even if the selection is ratified, our Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of Methode and our stockholders.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
Accordingly, we are asking you to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board. Although this vote is nonbinding, our Board of Directors and our Compensation Committee value the opinions of our stockholders, and our Compensation Committee will consider the outcome of the vote when making decisions concerning executive compensation.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our Board has determined that each member of our Audit Committee meets the requirements as to independence, experience and expertise established by the New York Stock Exchange. Our Board has designated Ms. Bobek, Ms. Lindsey and Mr. Schwabero as audit committee financial experts as defined by the SEC. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended May 3, 2025 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
During fiscal 2025, the Audit Committee continued to devote considerable effort to its oversight of and guidance to management, as well as consultation with our independent auditors with regard to material weaknesses which management identified in the Company’s Form 10-K for the year ended April 27, 2024. Management implemented additional controls, enhanced training of employees regarding the operation of these controls and engaged with the independent auditors throughout the year to assess progress. As a result of these efforts, all material weaknesses have been remediated in fiscal 2025.
Our independent registered public accounting firm, EY, was responsible for performing an independent audit of the consolidated financial statements and of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report of the results. Our Audit Committee reviewed and discussed with EY the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed under the standards of the PCAOB.
Our Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Committee concerning independence and has discussed with EY the firm’s independence from management and Methode and considered the compatibility of non- audit services with the firm’s independence.
Our Audit Committee discussed with our internal auditors and EY the overall scope and plans for their respective audits. Our Audit Committee met with the internal auditors and EY, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also discussed with EY the matters required to be discussed under auditing standards established from time to time by the PCAOB and the rules of the Securities and Exchange Commission. In reliance on the reviews and discussions referred to above, the Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended May 3, 2025 filed with the SEC.

AUDIT COMMITTEE
Mary A. Lindsey (Chair)
David P. Blom
Therese M. Bobek
Janie Goddard
Angelo V. Pantaleo
Mark D. Schwabero

Auditing and Related Fees
Our Audit Committee engaged EY to examine our consolidated financial statements for the fiscal year ended May 3, 2025. Fees paid to EY for services performed with respect to fiscal 2025 and 2024 were as follows:

	Fiscal 2025	Fiscal 2024
Audit Fees(1)	$4,533,290	$4,745,297
Audit-Related Fees	—	—
Tax Fees(2)	$15,183	$19,300
All Other Fees	—	—
Total	$4,548,473	$4,764,597

(1)
Audit fees represent aggregate fees billed for professional services rendered by EY for the audit of our annual financial statements and review of our quarterly financial statements, audit services provided in connection with other statutory and regulatory filings and consultation with respect to various accounting and financial reporting matters.

(2)	Tax fees primarily include fees for the provision of services regarding intercompany transfer pricing.
Pre-Approval Policy
Our Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services provided by EY and shall not engage EY to perform non-audit services proscribed by law or regulation. In fiscal 2025, 100% of audit and non-audit services were approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the key components of our executive compensation program, including an analysis of compensation awarded to, earned by or paid to our named executive officers in fiscal 2025. The following is a list of our named executive officers who served during fiscal 2025:

Name	Title
Current Executive Officers
Jonathan B. DeGaynor(1)	President and Chief Executive Officer
Laura Kowalchik(2)	Chief Financial Officer
Lars Ullrich(3)	Senior Vice President, Global Automotive Business
John Erwin(4)	Chief Procurement and EHS Officer
Kerry A. Vyverberg	General Counsel
Former Executive Officers
Kevin Nystrom(1)	Former Interim Chief Executive Officer
Avinash Avula(1)	Former President and Chief Executive Officer
David Rawden(2)	Former Interim Chief Financial Officer
Ronald L.G. Tsoumas(2)	Former Chief Financial Officer
Andrea J. Barry(5)	Former Chief Administrative Officer and Chief Human Resources Officer

(1)
Mr. DeGaynor has served as our President and Chief Executive Officer since July 15, 2024. Prior to that, Mr. Nystrom served as our Interim Chief Executive Officer since May 6, 2024, following Mr. Avula’s resignation on May 1, 2024.

(2)	Ms. Kowalchik has served as our Chief Financial Officer since October 1, 2024. Prior to that, Mr. Rawden served as our Interim Chief Financial Officer since July 12, 2024 upon Mr. Tsoumas’ retirement.
(3)	Mr. Ullrich joined the Company on December 2, 2024.
(4)	Mr. Erwin began serving as our Chief Procurement Officer on July 15, 2024 and was promoted to Chief Procurement and EHS Officer on March 20, 2025.
(5)	Ms. Barry served as our Chief Administrative Officer and Chief Human Resources Officer through January 31, 2025. Her last day of employment with the Company was May 3, 2025.
Fiscal 2025 Business Highlights
Methode incurred a tremendous amount of change during fiscal 2025. With the appointment of Jonathan DeGaynor as President and CEO the Company began a transformation journey. This journey is intended to return Methode to its prior status as a premier global supplier of customer solutions and will focus on improving execution then growth.
Despite a number of headwinds, the Company was able to achieve record sales volumes in the Industrial segment and found new opportunities within power products in data center applications. The business’ focus on operational execution and program launches helped to partially offset unplanned inventory adjustments and other corrective actions. We executed the launch of 22 programs in fiscal 2025 and expect to launch more than 30+ in fiscal 2026.
The team’s focus on “back to basics” and fixing the base, installing new teams, remediate practices and leveraging synergies are all priorities that will continue into fiscal 2026. Actions taken during fiscal 2025 included improving our executions, reducing costs, and responding to external challenges like tariffs and market volatility. Unfortunately, the benefits from these actions were largely masked by a number of items that were one-time or historic in nature. We truly feel that we have put many of the issues of the past year behind us while still maintaining a strict focus on business performance. A continued focus on plant optimization, stronger inventory management, a unified global supply chain organization and implementing cost saving measures will remain a key part of our transformation priorities.

Transformations are never easy – they are a way to enable the business to evolve and position it for future growth.

Transformation Roadmap and Accomplishments

METHODE ELECTRONICS

Reset Performance	Build & Grow Capabilities	Shift Our Culture	Develop & Execute New Strategy

Reset Performance

Improved Focus on Fundamental Operational Metrics & Levers

Improved:
- GM
- SG&A
- Tooling Recovery

Reduced:
- A/R
- Freight
- Scrap
- Headcount

Executed:
- Customer Pricing Actions
- Supplier Cost Reductions
- Material Sourcing Actions

Build & Grow Capabilities

New Executive Leadership at CEO, CFO, CPO, CSO, CHRO & SVP

New Next Level Leadership in Mexico and Egypt Operations and Supply Chain Organization

Selectively Utilizing Outside Consulting Resources

Improved Rigor & Discipline in:
- Program Launches
- Procurement
- Engineering
- Finance

Shift Our Culture

Working and Collaborating as "One Methode"

Leveraging Global Best Practices

Driving Numeracy and Cost Consciousness

Instilling Sense of Urgency at All Levels

Develop & Execute New Strategy

Deploying Proactive Portfolio Management Approach

Growth Focus on:
- Megatrends
- Higher Value Solutions
- Adjacent Markets

Initial Priorities:
- Non-Transportation Power
- Industrial Lighting
- Footprint Consolidation

Current Named Executive Officers - Leadership Changes in Fiscal 2025
In fiscal 2025, Methode experienced significant leadership changes with the appointment of our fourth CEO in a 12-month period. After an extensive search with the assistance of a highly reputable search firm, the Board of Directors selected a very experienced executive and seasoned CEO, Jonathan DeGaynor as our President and Chief Executive Officer.
Jonathan DeGaynor commenced serving as our President and Chief Executive Officer on July 15, 2024. In order to attract the level of experience Mr. DeGaynor possesses, the Compensation Committee with the assistance of their independent executive compensation consultant, Frederic W. Cook & Co, Inc. (“FW Cook”), approved the following market competitive compensation package:
•	an annual base salary of $1,000,000
•	eligibility for an annual bonus with a target amount equal to 125% of his base salary;
○	for fiscal 2025, this was prorated and based on the metrics established by the Compensation Committee;
•	an annual long-term incentive plan award in the amount of $4,000,000, 40% of which shall be time-vested restricted stock units and 60% of which shall be performance-based restricted stock units;
○
for fiscal 2025, the award was prorated, with the time-vested restricted stock units vesting one-third on each of April 30, 2025, April 30, 2026, and April 30, 2027, and with the performance-based restricted stock units vesting based on total shareholder return in the period from April 29, 2024 to April 30, 2027;

•
a sign-on bonus consisting of a restricted stock unit grant valued at $500,000, using the market price of the Company’s common stock on the first day of employment, vesting 50% on the first and second anniversary of his start date; and

•	certain relocation, housing and personal travel expenses, and reimbursement of attorneys’ fees related to his hiring.

Following Mr. DeGaynor’s appointment, additional strategic changes to leadership were required to bring in the necessary capabilities and experiences to refresh Methode. As a result of this assessment, the following changes occurred:
Laura Kowalchik Appointment as Chief Financial Officer. Laura Kowalchik commenced serving as our Chief Financial Officer on October 1, 2024 succeeding Mr. Tsoumas who had retired from the company after over forty years of service. Under the terms of her Offer Letter, Ms. Kowalchik is entitled to receive the following compensation:
•	an annual base salary of $600,000;
•	eligibility for an annual bonus with a target amount equal to 75% of her annual base salary;
○	for fiscal 2025, this is based on the metrics established by the Compensation Committee;
•	an annual long-term incentive plan award in the amount of $1,000,000, 50% of which shall be time-based restricted stock units and 50% of which shall be performance-based restricted stock units;
○
for fiscal 2025, this included time-based restricted stock units vesting one-third on each of the first, second and third annual anniversaries of Ms. Kowalchik’s start date, and performance-based restricted stock units vesting based on total shareholder return in the period from April 29, 2024 to April 30, 2027;

•
a sign-on bonus consisting of (a) a restricted stock unit grant valued at $600,000, using the market price of the Company’s common stock on her start date, vesting one-third on each of the first, second and third annual anniversaries of the start date, and (b) cash in the amount of $390,000 in order to compensate Ms. Kowalchik for certain forfeited bonus amounts at, and reimburse her for certain repayment obligations to, her former employer; and

•	certain relocation and personal travel and housing expenses.
Hiring of Lars Ullrich as Senior Vice President, Global Automotive Business. Lars Ullrich commenced serving as our Senior Vice President, Global Automotive Business on December 2, 2024. Under the terms of his Offer Letter, Mr. Ullrich is entitled to receive the following compensation:
•	an annual base salary of $475,000;
•	eligibility for an annual bonus with a target amount equal to 66% of his base salary;
○	for fiscal 2025, this was prorated and based on the metrics established by the Compensation Committee;
•	an annual long-term incentive plan award valued at $700,000, 50% of which shall be time based restricted stock units and 50% of which shall be performance-based restricted stock units;
○
for fiscal 2025, this was prorated, with the time-based units vesting one-third on each of the first, second and third annual anniversaries of Mr. Ullrich’s start date and the performance-based restricted stock units vesting based on total shareholder return in the period from April 29, 2024 to April 30, 2027; and

•
a sign-on bonus consisting of (a) a restricted stock unit grant valued at $300,000, using the market price of the Company’s common stock on his start date, vesting one-third on each of the first, second and third annual anniversaries of the start date, and (b) cash in the amount of $155,000 in order to compensate Mr. Ullrich for certain forfeited bonus amounts held to a repayment agreement.

Hiring of John Erwin as Chief Procurement Officer. John Erwin commenced serving as our Chief Procurement Officer on July 15, 2024, and was promoted to Chief Procurement and EHS Officer on March 20, 2025. Under the terms of his Offer Letter, Mr. Erwin is entitled to receive the following compensation:
•	an annual base salary of $400,000, which was increased by the Compensation Committee to $425,000 effective January 15, 2025;

•	eligibility for an annual bonus determined in the Board’s discretion;
○
for fiscal 2025, this was set at a target of 50% of his base salary, prorated based on his start date, and was increased by the Compensation Committee to 66% of base salary effective January 15, 2025 on a prorated basis, based on the metrics established by the Compensation Committee;

•	an annual long-term incentive plan award;
○
for fiscal 2025, this was valued at $320,000, prorated from his start date, and was increased by the Compensation Committee to $400,000 effective January 15, 2025 on a prorated basis, 50% of which were time based restricted stock units vesting one-third on each of the first, second and third annual anniversaries of the grant date and 50% of which were performance-based restricted stock units based on total shareholder return in the period from April 29, 2024 to April 30, 2027;

•	a sign-on bonus consisting of a restricted stock unit grant valued at $218,020 vesting 50% on each of the first two anniversaries of his start date; and
•	certain temporary housing and travel expense reimbursement.
Former Named Executive Officers - Changes in Fiscal 2025:
Prior and Interim Chief Executive Officers. Avinash Avula served as our Chief Executive Officer from January 29, 2024 until May 1, 2024. Details of Mr. Avula’s compensation arrangements and decisions made by our Compensation Committee in setting his 2024 compensation were described in our proxy statement for our 2024 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on July 29, 2024. As Mr. Avula served in this position for only the first four days of our 2025 fiscal year, no decisions regarding his 2025 compensation were made by our Compensation Committee.
Following the termination of Mr. Avula’s employment, the Company arranged for Kevin Nystrom to serve as the Company’s Interim Chief Executive Officer until a permanent successor was identified. Mr. Nystrom is a Partner and Managing Director of AlixPartners, a business advisory firm which provided consulting services to the Company. In connection with the services provided by Mr. Nystrom, the Company did not make any payments to Mr. Nystrom directly but paid AlixPartners a consulting fee of $70,000 per week. Mr. Nystrom’s service as our Interim Chief Executive Officer terminated upon Mr. DeGaynor’s appointment.
Retired and Interim Chief Financial Officers. On July 12, 2024, Mr. Tsoumas retired from the Company. He served as a consultant through January 12, 2025 in order to assist in the transition of his responsibilities. Under the terms of his Retention and Consulting Agreement, Mr. Tsoumas was entitled to his base salary and current benefits through the date of his retirement, payment of his earned fiscal 2024 annual bonus award, and a consulting fee in the amount of $12,000 per month during the six-month consulting period. The Compensation Committee consented to Mr. Tsoumas’ retirement prior to age 65 and provided that his equity-based awards under the Company’s five-year long-term incentive program were eligible for vesting on a pro rata basis in accordance with the terms and conditions of the applicable award agreements. In determining the terms of Mr. Tsoumas’ consulting agreement, our Compensation Committee considered advice from its independent compensation consultant and other relevant factors, including the importance of access to Mr. Tsoumas’ financial knowledge of our company to support the onboarding process and transition period of our next non-Interim CFO.
Following Mr. Tsoumas’ retirement, the Company arranged for David Rawden to serve as the Company’s Interim Chief Financial Officer until a permanent successor was identified. Mr. Rawden is a director of AlixPartners. In connection with the services provided by Mr. Rawden, the Company did not make any payments to Mr. Rawden directly but paid AlixPartners a consulting fee of $50,000 per week. Mr. Rawden’s service as our Interim Chief Financial Officer terminated upon Ms. Kowalchik’s appointment.
Fiscal 2025 Compensation Decisions and Highlights for Current Named Executive Officers
Our Compensation Committee strives to provide compensation programs that align our executives’ interests with those of our stockholders and appropriately reward our executives for performance against annual and long-term objectives. The key components of the fiscal 2025 compensation program for our named executive officers were salary, an annual performance-based bonus, and long-term incentive plan awards. In establishing fiscal 2025 compensation components, our Compensation Committee reviewed advice from its independent compensation consultant regarding market practices and considered Mr. DeGaynor’s recommendations for certain officers other than himself.

Salary. In setting fiscal 2025 salaries, the Compensation Committee considered a number of factors including individual performance, skills and experience of each executive, internal pay equity issues, executive retention goals, promotions, and the Company’s performance. In addition, the Compensation Committee considered peer group benchmark data provided by its independent compensation consultant. The base salaries for Mr. DeGaynor, Ms. Kowalchik, Mr. Ullrich and Mr. Erwin were established in accordance with their respective Offer Letters and, in the case of Mr. Erwin, increased by the Compensation Committee in December 2024, effective on January 15, 2025, in recognition of his significant contributions. For fiscal 2025, the Compensation Committee also approved a market-based base salary increase of 5% for Ms. Vyverberg. Details regarding these salaries are described below under “Key Components of Fiscal 2025 Compensation—Salary.”
Annual Performance-Based Bonus. Our current named executive officers and Ms. Barry were awarded annual performance-based cash bonus opportunities for fiscal 2025. Target amounts payable as a percentage of salary were set for Messrs. DeGaynor, Ullrich and Erwin and Ms. Kowalchik at 125%, 66%, 50% and 75% of salaries with the target amount for Messrs. DeGaynor, Ullrich and Erwin prorated for 2025 from their date of hire. The Compensation Committee increased Mr. Erwin’s target amount to 66% of base salary based on his significant contributions. The Compensation Committee set the target amounts payable as a percentage of base salary at 66% for Ms. Vyverberg and 75% for Ms. Barry. For participating named executive officers, 70% of the target award was conditioned on attainment of a pre-tax income performance goal and 30% was conditioned on the attainment of a free cash flow goal. For each performance goal, the threshold and maximum payout levels were set at 50% and 200%, respectively, of the amount payable at the target level of performance. Payments are subject to an individual performance modifier through which the Compensation Committee may increase or decrease payment by up to 20% based on individual performance, subject to the overall 200% cap.
Messrs. Avula, Nystrom, Rawden and Tsoumas were not awarded annual performance-based bonuses. Ms. Barry was awarded a bonus opportunity, but she did not receive a payout.
Fiscal 2025 Long-Term Incentive Awards for New Officers. Each of Messrs. DeGaynor, Ullrich and Erwin and Ms. Kowalchik are eligible to participate in the Company’s Long-Term Incentive (LTI) program. For fiscal 2025, their participation in the LTI program consisted of both time-based and performance-based restricted stock units. Mr. DeGaynor’s award was in the amount of $3,156,757 (or $4,000,000 annual target value prorated based on his employment date), 40% of which was time-based and 60% of which was performance-based. Ms. Kowalchik’s award was in the amount of $1,000,000, 50% of which was time-based and 50% of which was performance-based. Mr. Ullrich’s award was in the amount of $286,793 (or $700,000 annual target value prorated based on his employment date), 50% of which was time-based and 50% of which was performance-based. Mr. Erwin’s award was in the amount of $202,164 (or $320,000 annual target value prorated based on his start date), 50% of which was time-based and 50% of which was performance-based. The time-based awards vest, in each case, over a three-year period beginning on or about the first anniversary of the executive’s commencement of employment. In December 2024, the Compensation Committee awarded Mr. Erwin an additional LTI award in the amount of $23,288 (or $80,000 annual target value prorated based on his start date), 50% of which was time-based and 50% of which was performance-based. The performance-based restricted stock units will vest based on the Company’s annualized total shareholder return (TSR) from fiscal 2025 through fiscal 2027, with threshold, target and maximum payouts of 50%, 100% and 200% for annualized TSR of 10%, 15% and 20%. LTI is calculated based on total amount of award divided by the stock price at close on the grant date, which differs from the award value in the Summary Compensation Table below which is determined based on applicable accounting guidance.
2021 LTI Program. Ms. Vyverberg, Ms. Barry and Mr. Tsoumas participated in our five-year, long-term incentive program adopted by our Compensation Committee in fiscal 2021 (the “2021 LTI Program”). The 2021 LTI Program consisted of performance-based restricted stock awards (“RSAs”), cash-based performance grants (“Performance Units”) and time-based restricted stock units (“RSUs”). The number of RSAs and Performance Units earned was based on the achievement of established goals for the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2025. Based on the Company’s fiscal 2025 EBITDA of $30.4 million the RSAs were forfeited, and no payments were made for the Performance Units. The RSUs are subject to a five-year vesting period based on continued service. Upon Mr. Tsoumas’ retirement, a prorated number of RSUs were vested. See “Key Components of Fiscal 2025 Compensation—2021 LTI Program” below for additional information regarding this program.
Retention Awards. In September 2023, the Compensation Committee granted retention awards to certain of our named executive officers to incentivize retention and continuity of the executive leadership team following the CEO transition announcement in August 2023. Each participating executive is eligible to receive a cash incentive award if the executive remains employed by the Company and maintains satisfactory job performance through September 12, 2025. Ms. Vyverberg remains eligible to receive such award in September 2025. Ms. Barry’s retention award was paid to her in connection with the termination of her employment without cause. Details regarding these awards are described below under “Key Components of Fiscal 2025 Compensation—Retention Awards.”
Compensation Governance Practices. Our executive compensation program contains the following components and features that are designed to reflect compensation governance best practices and align the interests of our named executive officers and stockholders.

What We Do	•	Provide for a significant amount of compensation that is “at risk” based on performance
	•	Provide an appropriate mix of short-term and long-term compensation
	•	Utilize an independent compensation consultant
	•	Require significant executive officer and director stock ownership
	•	Maintain a “clawback” policy for incentive compensation
	•	Conduct an annual “say-on-pay” advisory vote
	•	Conduct an annual compensation risk assessment
What We Don’t Do	•	No excise tax gross ups other than for certain relocation expenses
	•	No “single trigger” change of control benefits
	•	No dividends or dividend equivalents on unearned stock awards
	•	No hedging or pledging of our stock by executives or directors
	•	No excessive perquisites
	•	No uncapped incentive awards

Pay Mix. A significant amount of our named executive officers’ compensation is “at risk” for non-payment if we fail to meet established performance targets. The following charts illustrate the components of fiscal 2025 compensation as a percentage of total target compensation for Mr. DeGaynor, our President and Chief Executive Officer serving as of the end of fiscal 2025, and for our other named executive officers serving as of the end of fiscal 2025 as a group. For this purpose, total target compensation is the sum of base salary, target annual performance-based cash bonus opportunity and a prorated portion of the long-term incentive awards.

Objectives and Measurement Principles
Our executive compensation program supports our objectives of aligning executive incentives with the Company’s strategy and enhancing stockholder value through a competitive program that attracts and retains high-quality talent and rewards executives for demonstrating strong leadership and delivering results. Our executive compensation program is designed to:
•	Provide executives with a competitive pay arrangement.
•	Link short-term incentive opportunities to achievement of company objectives.
•	Link long-term equity incentives to achievement of total shareholder return objectives.
•	Align executive interests with stockholder interests by providing for capital accumulation through awards of RSUs and to encourage significant ownership of our common stock by our executive officers.
Our Compensation Process
Our Overall Process. Our Compensation Committee is comprised entirely of independent directors that meet as often as necessary to perform their duties. In fiscal 2025, our Compensation Committee met seven (7) times. Our Compensation Committee typically meets with our President and Chief Executive Officer and our Chief Human Resources Officer. The Compensation Committee holds executive sessions without any members of management present as needed.
Our Compensation Committee annually engages FW Cook, its independent compensation consultant, to review the competitiveness and effectiveness of our executive compensation program and annually reviews summaries of our named executive officers’ compensation relative to peers and survey data. Our Compensation Committee also annually reviews company performance relative to peers.
Our Chief Executive Officer’s compensation is determined by our Compensation Committee. Management does not make recommendations to our Compensation Committee regarding our President and Chief Executive Officer’s compensation. For named executive officers other than our President and Chief Executive Officer, compensation packages are developed and recommended by our President and Chief Executive Officer, in consultation with our Chief Human Resources Officer, based on guidelines provided by our Compensation Committee, although our Chief Human Resources Officer did not have input or make recommendations as to her own compensation package. Our Compensation Committee determines whether to approve these recommendations, subject to any modifications that it may deem appropriate.
Role of Compensation Consultant. FW Cook provides independent executive compensation consulting services to the Compensation Committee. FW Cook is retained by and reports to the Compensation Committee. During fiscal 2025, FW Cook provided the following services:
•	assisted the Compensation Committee in evaluating the linkage between pay and performance;
•	assisted the Compensation Committee in developing a compensation peer group;

•	provided and reviewed market data and advised the Compensation Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program;
•	reviewed and advised the Compensation Committee regarding the elements of the Company’s executive compensation program, each as relative to the Company’s peers and survey data;
•
evaluated the Company’s compensation programs and practices in relation to potential compensation risk areas to confirm that the risks inherent in the executive compensation program are not reasonably likely to have a material adverse effect on the Company; and

•	advised the Compensation Committee regarding regulatory, governance, disclosure and other technical matters.
The Compensation Committee reviewed information provided by FW Cook addressing the independence of FW Cook and the representatives serving the Committee. Based on this information, the Compensation Committee concluded that the work performed by FW Cook and its representatives involved in the engagement did not raise any conflict of interest and that FW Cook and such representatives are independent from the Company’s management.
Risk Assessment. The Compensation Committee, together with the President and Chief Executive Officer and its independent compensation consultant, annually considers potential risks when reviewing our compensation programs for all employees, including our executive officers. Based on this assessment, the Compensation Committee concluded that our fiscal 2025 compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee reviewed the key features of our compensation programs and policies, including the following:
•	The Compensation Committee is independent and utilizes an independent compensation consultant.
•	Compensation for our executive officers represents a balanced mix of short-term, long-term and at-risk compensation.
•	The maximum amount payable under the annual performance-based bonuses is capped at 200% of target.
•	A significant component of our LTI Programs is comprised of equity awards in order to directly align the interests of our executive officers with those of our stockholders.
•	Our stock ownership policy requires significant stock ownership by our executive officers and directors.
•
Our Incentive Compensation Recovery Policy requires us to recover incentive-based compensation in the event we restate our financial statements due to material noncompliance with any financial reporting requirements under U.S. securities laws.

•	Executive officers and directors are prohibited from pledging and hedging our common stock.
•	The Company does not provide excise tax gross-ups if there were to be a change-in-control severance event.
Say-on-Pay Vote
Our say-on-pay resolution received approximately 96% approval at our 2024 Annual Meeting and 97% in 2023. Our Compensation Committee considers the results of our recent say-on-pay votes along with other factors when making executive compensation decisions. See “Key Components of Fiscal 2025 Compensation—2026 Compensation Decisions” for information relating to feedback we received in fiscal 2023 relating to our five-year long-term incentive plan and the Compensation Committee’s response.
Significant Policies and Procedures
Stock Ownership Guidelines. Our Compensation Committee considers stock ownership by management and the directors to be an important means of linking their interests with those of our stockholders. The guidelines for stock ownership as a multiple of executive officers’ base salaries are as follows:

Title	Guideline
Chief Executive Officer	Five times salary
Other Executive Officers	Three times salary

Vested and unvested RSUs are included in the calculation of stock ownership for purposes of these guidelines. Executive officers are expected to achieve fifty percent (50%) of the guideline stock ownership level within three years of promotion or appointment and one hundred percent (100%) within five years. All our named executive officers were in compliance with our stock ownership guidelines for fiscal 2025, subject to the phase-in-period for new appointments and promotions. If an executive officer’s required ownership level amount is not attained by the end of the relevant phase-in period (or at any time thereafter), they will be required to retain an amount equal to 75% of the net shares received as the result of the exercise, vesting, or payment of any equity awards granted, until the applicable guideline level is achieved.
Prohibition on Hedging and Pledging. Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.
Clawback Policy. In the event we are required to restate our financial statements due to material noncompliance with any financial reporting requirements under U.S. securities laws, our Incentive Compensation Recovery Policy requires us to recover from our current or former executive officers certain amounts of incentive-based compensation.
Market Benchmarking and Positioning of Fiscal 2025 Executive Compensation
We strive to provide compensation opportunities that are market competitive. For fiscal 2025, the Compensation Committee retained FW Cook to conduct a review of our executive compensation peer group and benchmark our executive compensation program using a custom peer group and third-party survey data. The Compensation Committee considers this benchmarking information in reviewing each component of our compensation program.
The peer group used for benchmarking purposes in setting fiscal 2025 compensation was selected using the following criteria:
•	Size as measured by revenue – we generally targeted companies with revenue one-third to three times our annual revenue.
•	Size as measured by market capitalization – we generally targeted companies with market capitalization one-fourth to four times our market capitalization.
•	Similar-type businesses – we generally targeted companies that are multinational, compete against us for talent and engage in businesses with similar technology, products and markets.
After considering the advice of FW Cook and the Committee’s criteria for the peer group, the Compensation Committee reviewed the fiscal 2024 peer group and approved removing LCI Industries, Patrick Industries, Inc., and Visteon Corporation and adding Kimball Electronics, Inc., Knowles Corporation, and Modine Manufacturing Company, which align more closely to Methode in terms of revenue size and type of business. For compensation decisions affecting fiscal 2025 compensation, the peer group included the following companies:

Belden Corporation	Franklin Electric Company. Inc	Modine Manufacturing Company
Benchmark Electronics, Inc.	Gentherm Incorporated	OSI Systems, Inc.
Cooper-Standard Holdings Inc	Kimball Electronics, Inc.	Rogers Corporation
CTS Corporation	Knowles Corporation Littelfuse, Inc.	Stoneridge, Inc.
Fabrinet	Littelfuse, Inc.	TTM Technologies, Inc.

In benchmarking our compensation program for fiscal 2025, the Compensation Committee also reviewed information compiled by FW Cook from major third-party executive pay surveys.
As a general policy, we targeted fiscal 2025 executive officer total compensation (salary, annual performance-based bonus, and long-term incentive compensation), within the median range of competitive practice. Generally, we aim to target the median of the peer group depending on key factors, including the tenure and experience of the individual executive. In making benchmarking determinations for fiscal 2025 compensation, the analysis assumed that each executive would achieve the target level of performance under all performance-based awards.
In setting each compensation component for our executive officers, the Compensation Committee considered the competitive market data, together with other relevant factors, including the individual performance, experience and strategic value of each executive, retention and recruitment issues, internal pay equity and consistency issues, the Company’s performance, expected future contributions of each executive, historical compensation levels, tenure, promotions, and industry conditions.
Key Components of Fiscal 2025 Compensation
Each component of our compensation program is designed to help achieve our compensation objectives and to contribute to a compensation package that is competitive and appropriately rewards our executives for performance against annual and long-term performance objectives. Consistent with our pay-for-performance philosophy, our executive compensation program is generally structured so that a significant amount of each of our named executive officers’ compensation is variable compensation and “at risk” for non-payment if we fail, or the executive fails, to meet performance targets. Our annual performance-based bonuses and performance-based stock awards constitute variable compensation.
The table below sets forth details regarding the key components of our fiscal 2025 compensation program.

Component	Purpose
Salary	Attract, retain and motivate highly qualified executives.
Annual Performance-Based Bonuses	Reward contributions to the achievement of our short-term company objectives for profitability and cash generation.
Long-Term Incentive Stock Awards	Focus the executive’s efforts on our long-term performance, encourage significant ownership of our common stock and assist in retention.
Sign-On Bonuses	Attract highly qualified senior executives.
Retention Awards	Cash awards made in 2023 that seek to retain key executives during our Chief Executive Officer search and onboarding process.
Other Benefits and Perquisites	Provide competitive levels of health and welfare protection and retirement and savings programs made available to other similarly situated employees
Salary. Our Compensation Committee establishes salaries upon hiring or on an annual basis, in each case taking into account the guideline benchmark range. In setting or reviewing fiscal 2025 salaries for our named executive officers, our Compensation Committee reviewed advice from its independent compensation consultant regarding market practices and considered Mr. DeGaynor’s recommendations for certain officers other than himself. The Compensation Committee also considered other relevant factors, including the individual performance, skills and experience of each executive, internal pay equity issues, executive recruitment and retention, promotions, peer comparisons and the Company’s performance. The base salaries for Messrs. DeGaynor, Ullrich and Erwin and Ms. Kowalchik were established in accordance with their respective Offer Letters. Mr. Erwin’s salary was increased by the Compensation Committee effective January 15, 2025 from $400,000 to $425,000 in recognition of his significant contributions. For fiscal 2025, the Compensation Committee did not approve a base salary increase for Ms. Barry however, approved a market-based base salary increase of 5% for Ms. Vyverberg.
The base salaries of our named executive officers serving as of the end of fiscal 2025 were as follows:

Executive	Base Salary
Jonathan DeGaynor	$1,000,000
Laura Kowalchik	$600,000
Lars Ullrich	$475,000
John Erwin	$425,000
Kerry Vyverberg	$447,000

Annual Performance-Based Bonuses. Our current named executive officers were awarded annual performance-based cash bonus opportunities for fiscal 2025. In awarding these opportunities, our Compensation Committee considered the guideline benchmark target, the individual performance and experience of each executive, retention goals, internal pay equity and industry conditions. The Compensation Committee reviewed advice from FW Cook regarding market practices and considered Mr. DeGaynor’s recommendations for officers other than himself. In setting the performance measures for each named executive officer, our Compensation Committee considered, among other matters, the Company’s strategy, the fiscal 2025 operating budget and general economic conditions.
The Compensation Committee set the target amount payable as a percentage of base salary as follows: Mr. DeGaynor, 125% of salary; Ms. Kowalchik and Ms. Barry, 75% of salary; Mr. Ullrich and Ms. Vyverberg, 66% of salary; and Mr. Erwin, 50% of salary, which was increased effective January 15, 2025 to 66% on a prorated basis in connection with his appointment as an executive officer. In the case of Messrs. DeGaynor, Ullrich and Erwin, these amounts are prorated for fiscal 2025 based on their respective dates of hire. For all participating named executive officers, 70% of the target award was conditioned on attainment of a pre-tax income performance goal and 30% was conditioned on the attainment of a free cash flow goal. No amounts were payable in the event the Company failed to achieve the threshold level of performance for pre-tax income. For each performance goal, the threshold and maximum payout levels were set at 50% and 200%, respectively, of the amount payable at the target level of performance. Payments are subject to an individual performance modifier through which the Compensation Committee may increase or decrease payment by up to 20% based on individual performance, subject to the overall 200% cap.
Payments under the pre-tax income portion of the cash bonus program were determined as follows:

Performance Level	Pre-Tax Income	Payment Level
Maximum	$22,065,000	200%
Target +	$9,710,000	150%
Target	$3,140,000	100%
Threshold	$0	50%
<Threshold	Less than $0	0%

Payments under the free cash flow portion of the cash bonus program were determined as follows:

Performance Level	Free Cash Flow	Payment Level
Maximum	$29,523,632	200%
Target +	$12,168,632	150%
Target	$598,632	100%
Threshold	$(2,541,368)	50%
<Threshold	Less than $(2,541,368)	0%

During fiscal 2025, performance was less than threshold for pre-tax income after including the allowable addbacks defined at the time the plan was approved (e.g., certain restructuring costs, unbudgeted equity compensation expense, and unusual legal fees), which would have resulted in no payouts under the plan. Following the end of the fiscal year, the Compensation Committee considered additional addbacks for continuing employees to recognize their efforts to overcome the business’ significant challenges. These additional addbacks included currency exchange rate fluctuations, unplanned interest expense, and certain items inherited by the current leadership team such as a legal settlement, inventory-related impairments and costs from existing programs. With these proposed addbacks, the plan would have paid out at 122.2% of target for pre-tax income and 115.5% of target for free cash flow.
After considering the Company’s financial performance and operational improvements, the transition to a new management team and issues discovered after the bonus goals were established, the Compensation Committee approved some, but not all, of the additional addbacks. As a result, the Committee approved a weighted plan payout of 76% of target. The Compensation Committee awarded an additional $25,000 as an individual performance modifier for certain executive officers in recognition of their significant contributions to the Company’s ongoing transformation. For other members of senior management, the Compensation Committee approved Mr. DeGaynor’s recommendations for payouts above or below 76% of target based on each individual’s efforts to support the Company’s transformation.

The following payouts were made to our executive officers.

Executive	Target Bonus	Bonus Earned
Jonathan DeGaynor	$987,197	$750,270
Laura Kowalchik	$450,000	$342,000
Lars Ullrich	$129,287	$123,258*
John Erwin	$163,745	$149,446*
Kerry Vyverberg	$294,872	$249,102*

*	Recipient of individual performance modifier
Messrs. Avula, Nystrom, Rawden and Tsoumas were not awarded annual performance-based cash bonus opportunities and while Ms. Barry was awarded a performance-based cash bonus opportunity of 75%, she did not receive a payout as her employment ended on May 3, 2025. In June 2024, the Compensation Committee awarded Mr. Tsoumas a transitional bonus of $100,000 in recognition of his significant contributions during the CFO transition period.
Sign-On Bonuses. In connection with the hiring of Messrs. DeGaynor, Ullrich and Erwin and Ms. Kowalchik, each was awarded a sign-on bonus in the form of a restricted stock unit award and, in the case of Ms. Kowalchik and Mr. Ullrich, certain cash amounts. Mr. DeGaynor’s sign-on bonus consisted of a restricted stock unit award valued at $500,000, using the market price of the Company’s common stock on the date his employment commenced, vesting 50% on the first two anniversary dates of the date of grant. Ms. Kowalchik’s sign-on bonus consisted of a restricted stock unit award valued at $600,000, using the market price of the Company’s common stock on the date her employment commenced, vesting one-third on each of the first three anniversary dates of the date of grant, and cash in the amount of $390,000 in order to compensate her for forfeited bonus amounts at, and to reimburse her for certain repayment obligations to, her former employer. Mr. Ullrich’s sign-on bonus consisted of a restricted stock unit award valued at $300,000, using the market price of the Company’s common stock on the date his employment commenced, vesting one-third on each of the first three anniversary dates of the date of grant, and cash in the amount of $155,000 in order to compensate him for forfeited bonus amounts at his former employer. Mr. Erwin’s sign-on bonus consisted of a restricted stock unit award valued at $218,020, vesting 50% on the first two anniversary dates of the date of grant. The cash portion of each sign-on bonus described above will be repayable to the Company in the event the relevant executive terminates his or her employment with the Company within one year.
Retention Awards. In September 2023, after considering the need to incentivize retention and continuity of the executive leadership team through the CEO transition period, the Compensation Committee granted retention awards to certain of our named executive officers. Each executive is eligible to receive a cash incentive award if the executive remains employed by the Company and maintains satisfactory job performance through September 12, 2025. Ms. Vyverberg remains eligible to receive a cash incentive award in the amount of $425,000. Mr. Tsoumas’ retention award of $500,000 was forfeited upon his July 2024 retirement, and Ms. Barry’s retention award of $750,000 was paid to her in connection with the termination of her employment without cause
Long-Term Incentive Awards (Recent Executive Appointments). Each of Messrs. DeGaynor, Ullrich and Erwin and Ms. Kowalchik are eligible to participate in the Company’s Long-Term Incentive (LTI) program in accordance with their respective offer letters. For fiscal 2025, their participation in the LTI program consisted of both time-based and performance-based restricted stock units. Mr. DeGaynor’s award was in the amount of $3,156,757 (or $4,000,000 annual target value prorated for fiscal 2025 based on his employment date), 40% of which was time-based and 60% of which was performance-based. Ms. Kowalchik’s award was in the amount of $1,000,000, 50% of which was time-based and 50% of which was performance-based. Mr. Ullrich’s award was in the amount of $286,793 (or $700,000 annual target value prorated for fiscal 2025 based on his employment date), 50% of which was time-based and 50% of which was performance-based. Mr. Erwin’s award was in the amount of $202,164 (or $320,000 annual target value prorated for fiscal 2025 based on his start date), 50% of which was time-based and 50% of which was performance-based. In December 2024, the Compensation Committee awarded Mr. Erwin an additional LTI award in the amount of $23,288 (or $80,000 annual target value prorated based on his start date), 50% of which was time-based and 50% of which was performance-based.
The time-based awards vest, in each case, over a three-year period. The performance-based restricted stock units will vest based on the Company’s annualized total shareholder return (TSR) from fiscal 2025 through fiscal 2027, with threshold, target and maximum payouts of 50%, 100% and 200% of target for annualized TSR of 10%, 15% and 20%, respectively.

Name	RSUs (#)(1)	PSUs (#)(2)
		Threshold (10% Annualized TSR)	Target (15% Annualized TSR)	Maximum (20% Annualized TSR)
Jonathan DeGaynor	92,506	69,379	138,758	277,516
Laura Kowalchik	43,821	21,911	43,821	87,642
Lars Ullrich	12,544	6,272	12,544	25,088
John Erwin	11,156	5,578	11,156	22,312

(1)
The time-based restricted stock units vest in three annual increments beginning April 30, 2025 (for Mr. DeGaynor), October 1, 2025 (for Ms. Kowalchik), December 2, 2025 (for Mr. Ullrich) and September 11, 2025 (for Mr. Erwin) and do not include the sign-on bonuses awarded in the form of restricted stock units.

(2)	Performance-based restricted stock units vest in accordance with annualized TSR from April 29, 2024 to April 30, 2027.
The vesting of the performance-based awards is subject to the executive’s continued employment through the date the Compensation Committee has certified the attainment of the applicable performance measure, as soon as administratively practicable following the end of fiscal 2027. For both the time-based and performance-based restricted stock units, the award will vest in full (at the target in the case of the performance-based units) in the event of the executive’s death or disability. In the event the executive’s employment is terminated by the Company without cause, the time-based restricted stock units will vest on a pro rata basis based on the date of termination of employment, and the performance-based restricted stock units will vest on the original vesting schedule, based on actual performance with Mr. Ullrich and Ms. Kowalchik credited with an additive year of service, also on a pro rata basis based on the date of termination of employment.
Existing 2021 LTI Program (Other Executives). In September 2020, our Compensation Committee adopted a five-year, long-term incentive program (the “2021 LTI Program”) for executives then serving, which consists of performance-based restricted stock awards (“RSAs”), potential cash-based performance grants (“Performance Units”) and time-based restricted stock units (“RSUs”). The Compensation Committee also granted awards under the 2021 LTI Program to Ms. Vyverberg in September 2022 in connection with her appointment as an executive officer. Ms. Vyverberg, Mr. Tsoumas, and Ms. Barry were the only named executive officers who participated in the 2021 LTI Program. Upon his retirement, a pro rata portion of Mr. Tsoumas’s RSUs vested, and he remained eligible for payment of RSAs or Performance Units based on actual performance.
For participants in our 2021 LTI Program, the number of RSAs and Performance Units to be earned was based on the achievement of established goals for the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2025. The Performance Units represented an opportunity for the executives to receive a cash payment based on the price of our common stock only to the extent that fiscal 2025 EBITDA exceeded target performance for the RSAs.
The table below sets forth details regarding the target awards made in September 2020 (or September 2022 in the case of Ms. Vyverberg) to the named executive officers who participated in the 2021 LTI Program.

Executive	Number of Shares		Grant Date Market Value
	Target RSAs	RSUs	Target RSAs	RSUs
Kerry A. Vyverberg	12,098	12,098	$464,684	$464,684
Ronald L.G. Tsoumas	75,500	75,500	$2,135,140	$2,135,140
Andrea J. Barry	52,500	52,500	$1,484,700	$1,484,700

RSAs and Performance Units. The RSAs could be earned based on the Company’s fiscal 2025 performance relative to established goals for threshold and target EBITDA performance, subject to certain adjustments. The performance goals and corresponding percentages of RSAs that were eligible to be earned by these executives are set forth below.

Performance Goal	Fiscal 2025 EBITDA, As Adjusted	Percentage of RSAs Earned*
Threshold Performance	$270 million	50%
Target Performance	$300 million	100%

*	Payouts are interpolated for performance falling between the threshold and target performance measures.
If the Company’s fiscal 2025 EBITDA had exceeded target performance, the participating executives would have been eligible to earn Performance Units based on performance relative to goals for target and maximum performance, settled in cash or, at the Compensation Committee’s discretion, in shares of the Company’s common stock. The maximum number of Performance Units granted represented 50% of the number of RSAs for each executive, upon achievement of $330 million fiscal 2025 EBITDA.
The Company’s EBITDA for fiscal year 2025 was below the threshold performance level. Consequently, the RSAs were forfeited and no payments were made for the Performance Units.
Time-Based RSUs. The RSUs are subject to a five-year vesting period based on continued service. The vesting schedule for the named executive officers participating in the plan, other than Ms. Vyverberg, was as follows: thirty percent (30%) of the RSUs vested on April 29, 2023, thirty percent (30%) of the RSUs vested at the end of fiscal 2024 and forty percent (40%) of the RSUs vested at the end of fiscal 2025. For Ms. Vyverberg, 30% of the RSUs vested May 3, 2025, 30% is scheduled to vest on May 2, 2026, and 40% on May 1, 2027. Consequently, only Ms. Vyverberg’s RSUs remain outstanding from the 2021 LTI Program.
Dividend equivalents are not paid on the RSUs until the units vest. At such time, the executives are entitled to a dividend equivalent payment based on the dividends declared during the vesting period and the number of vested RSUs. In the event of an executive’s death or disability, all unvested RSUs would become immediately and fully vested. In general, in the event of an executive’s qualified retirement, a prorated number of RSUs would vest, which for Ms. Vyverberg is based on the months elapsed since the start of fiscal 2023.
In the event of a change of control of the Company in which either (i) the successor company does not assume or replace the RSUs or (ii) the successor company assumes or replaces the RSUs and then the executive is terminated without cause or resigns for good reason within two years, all unvested RSUs will become immediately and fully vested.
LTI for Other Named Executive Officers. Messrs. Nystrom and Rawden did not receive any equity awards as our Interim Chief Executive Officer and Interim Chief Financial Officer, respectively. The LTI award granted to Mr. Avula upon his hiring in January 2024, which was described in the proxy statement for our 2024 Annual Meeting of Stockholders, was forfeited upon the termination of his employment.
Other Benefits and Perquisites. Our U.S.-based executive officers are eligible to participate in all our employee benefit plans, such as medical, dental, vision, group life, disability and, as applicable, our 401(k) savings plan (with a company contribution equal to three percent (3%) of salary, subject to certain limitations), in each case, on the same basis as our other employees. Our U.S.-based executive officers are provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan. We have never contributed any amounts to the Deferred Compensation Plan on behalf of any of the named executive officers. For a description of the Deferred Compensation Plan, please see “Executive Compensation Tables—Nonqualified Deferred Compensation,” below. Historically, a car allowance, intended to be a perquisite, has been provided to some named executive officers.
We have agreed to provide Mr. DeGaynor and Ms. Kowalchik with temporary housing in Chicago. In the event Mr. DeGaynor relocates to Chicago, Illinois within the first two years of employment, we will provide assistance with his reasonable relocation expenses. We have agreed to reimburse Mr. DeGaynor for the actual cost of reasonable commercial air travel between Chicago and Detroit, Michigan. We have also agreed to provide Ms. Kowalchik with assistance with reasonable relocation expenses, and the cost of commercial air travel between Chicago and Detroit, or, if earlier, the time she buys or leases residential property in the Chicago area.
Change of Control Agreements. We have entered into change of control agreements with our named executive officers that provide certain benefits upon termination in connection with a change of control event. These change of control agreements are designed to promote stability and continuity of senior management if a change of control event were to occur, both of which are in the best interest of the Company and our stockholders. These executives are not entitled to a gross-up payment for excise taxes under our change of control agreements. In addition, our change of control agreements are “double trigger” whereby these executives are only entitled to a severance payment if an executive is terminated without cause, or the executive terminates for good reason after a change of control. Our change of control provisions for these named executive officers are summarized below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
Severance Agreements. We have entered into a Severance Agreement with Mr. DeGaynor that will provide certain benefits if he were to be terminated without cause. In such event, he would be entitled to receive a severance payment equal to two times the sum of (i) his annualized salary in effect at the time of the termination plus (ii) his target bonus amount for the fiscal year in which the termination occurs, paid over a two-year period in equal installments. In addition, Mr. DeGaynor would be entitled to (a) an amount equal to a pro rata portion (based on the number of days in the fiscal year through the date of termination) of the actual bonus payment he would have received for the fiscal year had he remained employed, and (b) premiums for COBRA continuation coverage for up to 18 months (or if earlier, the date he becomes eligible for coverage under another employer’s group health plan).
We have also entered into a Severance Agreement with Ms. Kowalchik and Mr. Ullrich, that will provide certain benefits if she or he were to be terminated without cause. In such event, the relevant executive would be entitled to receive a severance payment equal to the sum of (i) her or his annualized salary in effect at the time of termination, plus (ii) her or his target bonus amount for the fiscal year in which the termination occurs, paid over a one-year period in equal installments. Ms. Kowalchik and Mr. Ullrich are entitled to one year of additional vesting from the date of termination under any outstanding LTI Program equity compensation awards with service-based vesting. Premiums for COBRA continuation coverage for up to 12 months (or, if earlier, the date the executive becomes eligible for coverage under another employer’s group health plan).
When Ms. Barry’s service as our Chief Administrative Officer and Chief Human Resources Officer ended in January 2025, we entered into a separation agreement with her that provided, subject to the conditions outlined in that letter, for six months of severance pay following the end of her employment on May 3, 2025, payable over a six-month period, and for continued COBRA premiums for a twelve-month period.
Additional information about these severance arrangements is provided below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Bruce K. Crowther (Chair)
David P. Blom
Brian J. Cadwallader
Darren Dawson
Janie Goddard

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by us to, or for the account of, current named executive officer, and former executive officers who served as executive officers in fiscal 2025. Mr. Nystrom commenced serving as our Interim Chief Executive Officer on May 6, 2024 following Mr. Avula’s resignation on May 1, 2024. Mr. DeGaynor replaced Mr. Nystrom on July 15, 2024. Mr. Rawden commenced serving as our Interim Chief Financial Officer on July 12, 2024 upon Mr. Tsoumas’ retirement. Ms. Kowalchik replaced Mr. Rawden on October 1, 2024. Mr. Erwin joined the company as Chief Procurement Officer on July 15, 2024. Mr. Ullrich joined the company as Senior Vice President of Global Automotive Business on December 2, 2024.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Current Employees
Jonathan DeGaynor, President and Chief Executive Officer	2025	788,462	—	3,943,982	750,270	256,505	5,739,219
Laura Kowalchik, Chief Financial Officer	2025	343,846	390,000	1,585,091	342,000	52,670	2,713,607
Lars Ullrich, Senior Vice President, Global Automotive Business	2025	191,827	155,000	588,013	123,258	10,586	1,068,684
John Erwin, Chief Procurement and EHS Officer	2025	276,250	—	439,306	149,446	78,597	943,599
Kerry Vyverberg, General Counsel	2025	443,911	—	—	249,102	18,087	711,100
	2024	425,500	—	—	168,498	2,513	596,512
	2023	370,000	—	464,684	146,520	12,247	993,452
Former Employees/Contractors(6)
Kevin Nystrom, former Interim Chief Executive Officer	2025	—	—	—	—	718,609	718,609
Avinash Avula former President and Chief Executive Officer	2025	9,231	—	—	—	668,135	677,366
	2024	200,000	263,000	3,125,000	—	429,227	4,017,227
David Rawden, former Interim Chief Financial Officer	2025	—	—	—	—	1,195,028	1,195,028
Ronald Tsoumas, former Chief Financial Officer	2025	105,696	100,000	—	0	170,961	376,657
	2024	499,653	—	—	0	86,980	586,633
	2023	475,860	473,970	—	214,200	73,846	1,237,876
Andrea J. Barry former Chief Human Resources Officer and Chief Administrative Officer	2025	566,500	750,000	—	0	75,397	1,391,897
	2024	566,500	—	—	424,875	43,591	1,034,966
	2023	515,000	276,000	—	231,750	39,380	1,062,130

(1)
The annual base salaries for our named executive officers serving as of the end of fiscal 2025 and in effect at that date were as follows: Mr. DeGaynor, $1,000,000, Ms. Kowalchik, $600,000, Mr. Ullrich, $475,000; Mr. Erwin, $425,000; and Ms. Vyverberg, $447,000.

(2)
For Ms. Kowalchik and Mr. Ullrich, reflects the cash portion of a sign-on bonus in the amount of $390,000 and $155,000, respectively, and subject to repayment if a one-year service requirement is not met. For Mr. Tsoumas, reflects a bonus awarded in recognition of his significant contributions during the CFO transition period. See “Compensation Discussion and Analysis—Key Components of Fiscal 2025 Compensation—Discretionary Bonus” and “—Sign-On Bonuses” for additional details.

(3)
Includes the grant date fair value of the time-based RSU awards and performance-based RSU awards to these executive officers in accordance with their respective Offer Letters determined in accordance with ASC 718. Calculation differs from calculation based on stock price on date of grant. Details of the assumptions used in valuing the awards are set forth in the footnotes to our audited financial statements included in our Annual Report on Form 10-K. Components of these share-based awards are summarized in the following table:

Executive	Components of Share-Based Awards
	Value of Sign-On Bonus RSUs ($)	Value of Time-Based LTIP RSUs ($)	Value of Performance-Based LTIP RSUs at Target ($)
Mr. DeGaynor	500,000	1,262,703	1,894,054
Ms. Kowalchik	600,000	500,000	500,000
Mr. Ullrich	300,000	143,397	143,397
Mr. Erwin	218,020	112,720	112,720

For Mr. DeGaynor, these include 36,630 RSUs issued as a sign-on bonus and subject to a two-year vesting period based on continued service, 92,506 RSUs issued as long-term incentive compensation and subject to a three-year vesting period based on continued service, and 138,758 performance-based RSUs subject to TSR-based vesting conditions over a three-year performance period. For Ms. Kowalchik and Messrs. Ullrich and Erwin, these include 52,585, 26,224 and 22,000 RSUs issued as a sign-on bonus; 43,821, 12,544, and 11,156 RSUs issued as long-term incentive compensation, each of which is subject to a three-year vesting period based on continued service, and 43,821, 12,544, and 11,156 performance-based RSUs subject to TSR-based vesting conditions over a three-year performance period, respectively. The performance-based RSUs are valued under ASC 718 based on the probable outcome of the performance conditions. The value of these performance-based awards assuming the highest level of performance conditions will be achieved would have been $277,516, $87,642, $25,088 and $20,400 for Mr. DeGaynor, Ms. Kowalchik, Mr. Ullrich and Mr. Erwin, respectively. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis—Key Components of Fiscal 2025 Compensation—Sign-On Bonuses” and “—Long-Term Incentive Awards (Recent Executive Appointments)”.
(4)
Amounts reflect annual performance-based cash bonuses for fiscal 2025. Additional details regarding these bonus awards are set forth in “Compensation Discussion and Analysis—Key Components of Fiscal 2025 Compensation—Annual Performance-Based Bonuses.”

(5)	Amounts included in All Other Compensation reflect the following for fiscal 2025:

Executive	Vested RSU Dividend Equivalents ($)	401(k) Contribution ($)	Life Insurance ($)	Phone Allowance ($)	Relocation Expenses ($)
Mr. DeGaynor	12,951	20,735	35	0	222,784
Ms. Kowalchik	0	16,581	478	400	35,211
Mr. Ullrich	0	10,405	181	0	0
Mr. Erwin	0	8,288	615	500	0
Ms. Vyverberg	5,589	10,816	1,032	650	0
Mr. Avula	0	1,546	58	0	0
Mr. Tsoumas	63,506	4,381	335	0	0
Ms. Barry	63,136	10,677	1,584	0	0

Amounts under “Relocation Expenses” for Mr. DeGaynor, Ms. Kowalchik and Mr. Erwin represent the Company’s cost of providing temporary accommodations in the Chicago area, and in reimbursing personal travel expenses between Detroit and Chicago, for such executives as provided in their respective Offer Letters. For Mr. Avula, All Other Compensation reflects a payment of a lump sum of $650,000 under the Settlement Agreement dated November 11, 2024 entered into to resolve certain disputes related to Mr. Avula’s separation from employment on May 1, 2024 and a vacation payout of $16,531. For Mr. Erwin, All Other Compensation reflects payments in total of $69,194 for the period of time between July 15, 2024 through August 25, 2024, while he worked for Methode as a consultant. For Mr. Tsoumas, All Other Compensation reflects payments of $72,000 for consulting services, a vacation payout of $29,739 and a car allowance of $1,000.
(6)
We did not make any payments to Messrs. Nystrom or Rawden for their services as Interim CEO and Interim CFO, respectively, during fiscal 2025. Amounts under “Salary” for Messrs. Nystrom and Mr. Rawden reflect the aggregate amounts we paid to Alix Partners, a business advisory firm and the employer of Messrs. Nystrom and Rawden, for the duration of their services at a rate of $70,000 and $50,000 per week, respectively. Following Mr. Tsoumas’ retirement, his 2023 retention award was forfeited, and as discussed in more detail below, no payments were made under the performance-based restricted stock award (RSA) portion of the five-year long-term incentive program. Mr. Tsoumas was awarded a discretionary bonus in fiscal 2024 in light of his significant contributions during the transition period.

Grants of Plan-Based Awards
The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended May 3, 2025.

Name	Grant Date	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonathan DeGaynor	7/15/2024	9/11/2024	493,598	987,197	1,974,394	—	—	—	—	—
	7/15/2024	6/24/2024	—	—	—	69,379	138,758	277,516	—	2,181,276
	7/15/2024	6/24/2024	—	—	—	—	—	—	129,136	1,762,706
Laura Kowalchik	10/1/2024	9/11/2024	225,000	450,000	900,000	—	—	—	—	—
	10/1/2024	9/11/2024	—	—	—	21,911	43,821	87,642	—	485,099
	10/1/2024	9/11/2024	—	—	—	—	—	—	96,406	1,099,992
Lars Ullrich	12/2/2024	11/12/2024	64,644	129,287	258,574	—	—	—	—	—
	12/2/2024	11/12/2024	—	—	—	6,272	12,544	25,088	—	144,507
	12/2/2024	11/12/2024	—	—	—	—	—	—	38,768	443,506
John Erwin	8/26/2024	9/11/2024	81,873	163,745	327,491	—	—	—	—	—
	8/26/2024	9/11/2024	—	—	—	5,100	10,200	20,400	—	96,916
	8/26/2024	9/11/2024	—	—	—	—	—	—	32,200	319,102
	1/15/2025	1/15/2024	—	—	—	478	956	1,912		11,644
	1/15/2025	1/15/2025	—	—	—	—	—	—	956	11,644
Kerry Vyverberg	9/11/2024	9/11/2024	147,436	294,872	589,744	—	—	—	—	—
Andrea Barry	9/11/2024	9/11/2024	212,438	424,875	849,750	—	—	—	—	—

(1)
Reflects the annual performance-based cash bonus awards. Amounts earned in fiscal 2025 by the executive officers under this award are reported in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table.” Additional details regarding these bonus awards are set forth in “Compensation Discussion and Analysis—Key Components of Fiscal 2025 Compensation—Annual Performance-Based Bonuses.”

(2)
Reflects performance-based restricted stock units vesting based upon total shareholder return (TSR) in the period from April 29, 2024 to April 30, 2027, subject to continued service. Additional detail regarding these awards is set forth in “Compensation Discussion and Analysis—Key Components of Fiscal 2025 Compensation—Long-Term Incentive Awards (Recent Executive Appointments)” and in footnote 3 to the Summary Compensation Table.

(3)
Reflects time-based RSUs awarded to the executive officers in accordance with their respective Offer Letters. Additional detail regarding these awards is set forth in “Compensation Discussion and Analysis—Key Components of Fiscal 2025 Compensation—Long-Term Incentive Awards (Recent Executive Appointments)” and in footnote 3 to the Summary Compensation Table.

(4)
Amount shown reflects the grant date fair value of the awards determined in accordance with ASC 718. Details of the assumptions used in valuing the awards are set forth in the footnotes to our audited financial statements included in our Annual Report on Form 10-K for such fiscal year.

As discussed in the Compensation Discussion and Analysis, during fiscal 2025, each of our named executive officers was awarded an annual performance-based bonus opportunity. The target amount payable was set at 125% of base salary for Mr. DeGaynor, 75% for Ms. Kowalchik and Ms. Barry, and 66% for Mr. Ullrich and Ms. Vyverberg (prorated, in the case of Messrs. DeGaynor and Ullrich, based on their respective dates of employment). The target amount payable to Mr. Erwin was initially 50% upon commencement of his employment and was increased to 66%, in each case prorated over the applicable periods. The threshold and maximum amounts payable were set at 50% and 200%, respectively, of the amount payable at the target level of performance. The amounts paid to the named executive officers pursuant to these awards are included in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” Please see “Key Components of Fiscal 2025 Compensation—Annual Performance-Based Bonuses” in the Compensation Discussion and Analysis above for further information regarding these awards.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at May 3, 2025.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Share of Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(4)
Jonathan DeGaynor	98,301(1)	656,651	138,758	926,903
Laura Kowalchik	96,406(2)	643,992	43,821	292,724
Lars Ullrich	38,768(2)	258,970	12,544	83,794
John Erwin	33,156(2)	221,482	11,156	74,552
Kerry Vyverberg	8,469(3)	56,573	—	—
Andrea Barry (former employee)	—	—	—	—
Ronald Tsoumas (former employee)	—	—	—	—

(1)
The RSUs are subject to a vesting period based on continued service with one-third vesting as of April 30th of 2025, 2026 and 2027. Additional detail regarding this award is set forth in “Compensation Discussion and Analysis—Key Components of Fiscal 2025 Compensation—Long-Term Incentive Awards (Recent Executive Appointments)”.

(2)
The RSUs are subject to a three-year vesting period based on continued service with one-third vesting as of the first three anniversaries of the executives’ starting date. Additional detail regarding this award is set forth in “Compensation Discussion and Analysis—Key Components of Fiscal 2025 Compensation—Long-Term Incentive Awards (Recent Executive Appointments)”.

(3)
These RSUs are generally subject to a five-year vesting period based on continued service, with 30% having vested at the end of fiscal 2025, 30% vesting at the end of fiscal 2026 and 40% vesting at the end of fiscal 2027. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis—Key Components of Fiscal 2025 Compensation—Existing 2021 LTI Program (Other Executives)”.

(4)	Calculated based on the closing price of the Company’s common stock on May 2, 2025 of $6.68 per share.
(5)
These performance-based restricted stock unit awards are eligible for vesting based on the Company’s annualized TSR during the three year period ending on April 30, 2027. Additional details regarding these awards are forth in “Compensation Discussion and Analysis—Key Components of Fiscal 2025 Compensation—Long-Term Incentive Awards (Recent Executive Appointments)”. Amounts reflect the number of shares earned at target performance.

Option Exercises and Stock Vested
The following table sets forth certain information regarding the vesting of restricted stock units during fiscal 2025.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan DeGaynor	30,835	193,335
Laura Kowalchik	0	—
Lars Ullrich	0	—
John Erwin	0	—
Kerry Vyverberg	3,629	24,242
Ronald Tsoumas	18,875	203,850
Andrea Barry(2)	53,734	565,185

(1)	This column represents the value of restricted stock units that vested during fiscal 2025, based on the closing price of Methode’s common stock on the vesting date.
(2)
For Ms. Barry, includes the vesting on March 7, 2025, of 32,734 restricted stock units issued in lieu of her 2024 annual performance-based bonus, as described in the proxy statement for our 2024 Annual Meeting of Stockholders.

Nonqualified Deferred Compensation
The following table sets forth certain information regarding deferred compensation with respect to the named executive officers for fiscal 2025.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(1)	Aggregate Balance at Last Fiscal Year-End ($)
Jonathan DeGaynor	0	0	0	0	0
Laura Kowalchik	0	0	0	0	0
Lars Ullrich	0	0	0	0	0
John Erwin	0	0	0	0	0
Kerry Vyverberg	0	0	0	0	0
Ronald Tsoumas	0	0	71,624	720,702	972,679
Andrea Barry	0	0	133,133	0	1,699,416

(1)	Reflects distributions in accordance with the terms of each executive’s deferral election.
The Methode Electronics, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary and/or 100% of their annual bonus, with an aggregate minimum deferral of $3,000. Directors are allowed to defer up to 100% of their director compensation paid in cash or shares of common stock. The minimum period of deferral is three years. Participants are immediately 100% vested.
In addition to directed deferrals, we may make contributions to the Deferred Compensation Plan to make up for limits applicable under our qualified plans and may make additional discretionary contributions as well. Participants vest in company contributions in accordance with the schedule set forth in the applicable agreement or plan governing such contributions. We made no contributions to the Deferred Compensation Plan in fiscal 2025.
Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although we are under no obligation to invest the deferred amounts in any specified fund. This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds. Participants may reallocate account balances and/or future deferrals daily.
Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability, termination of employment or a change of control. Accounts are distributed in a lump sum or, in certain circumstances, in installments over a period of up to 15 years. Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.
Potential Payments Upon Termination or Change of Control
In the event our named executive officers are terminated or Methode undergoes a change of control, our named executive officers are entitled to certain payments under their change of control agreements, severance agreements and certain other benefit plans.
All our named executive officers are parties to change of control agreements with the Company. Pursuant to these change of control agreements, if within two years of a change of control or during a period pending a change of control, we terminate the executive’s employment without good cause or the executive voluntarily terminates his or her employment for good reason, the executive is entitled to the following:
•	a lump sum payment in an amount equal to a multiple of the executive’s base salary (three times for our Chief Executive Officer and two times for our other named executive officers);
•
a lump sum payment equal to a multiple (three times for our Chief Executive Officers and two times for our other named executive officers) of the executive’s target bonus amount for the fiscal year in which the termination occurs; and

•
premiums for COBRA continuation coverage for eighteen months for our Chief Executive Officer and two years for our other named executive officers, or until the executive becomes covered under other welfare benefit plans providing substantially similar benefits.

Messrs. Degaynor and Ullrich and Ms. Kowlachik are current parties to severance agreements with the Company. Ms. Vyverberg and Mr. Erwin entered into severance agreements in fiscal 2026. Pursuant to these severance agreements, if we terminate the executive’s employment without cause the executive is entitled to the following:
•	his or her base salary plus target bonus amount paid over a period of time in equal installments (two years for our Chief Executive Officer and one year for the other executive officers);
•
for our Chief Executive Officer, an amount equal to a pro rata portion (based on the number of days in the fiscal year through the date of termination) of the actual bonus payment he would have received for the fiscal year had he remained employed;

•
for Ms. Kowalchik and Mr. Ullrich, service-based vesting of any outstanding equity awards as if the executive’s employment had been terminated on the first anniversary of the applicable termination date; and

•	premiums for COBRA continuation coverage for a period of time (up to 18 months for our Chief Executive Officer and up to 12 months for the other executive officers).
Additionally, in the event of a change of control or the executive’s death, disability, qualified retirement, or termination without cause, all our named executive officers are entitled to certain payments under their LTI awards, annual performance-based bonus awards, and retention awards, as applicable.
In addition to the salary, bonus and benefits arrangements described above, the following table summarizes compensation payable to our named executive officers upon these various scenarios under our equity and non-equity incentive plans in place at fiscal year end. The amounts payable under the “Change in Control” column are due if (i) the successor company does not assume the awards or (ii) the successor company assumes the awards and then the executive is terminated without cause or resigns for good reason. In each scenario in which time-based or performance-based restricted stock units vest, the executive is entitled to a payment based on the dividends declared during the vesting period and the number of shares or units vested.

Scenario
Type of Award	Change in Control	Death or Disability	Termination Without Cause	Retirement(1)
Annual Performance-Based Bonus	The target bonus is paid.	The target bonus is paid.	Mr. DeGaynor’s severance agreement provides for a prorated bonus. For all other named executive officers, no bonus is paid.	A prorated bonus is paid based on the retirement date and year-end performance.
Retention Awards	Following any change in control, if an executive is terminated without cause or resigns for good reason, the full award will be paid.	The full award will be paid.	The full award is paid.	The full award is forfeited.

Scenario
Type of Award	Change in Control	Death or Disability	Termination Without Cause	Retirement(1)
Time-Based Restricted Stock Units (“RSUs”)	All RSUs are fully vested.	All RSUs are fully vested.
The Long-Term Incentive RSU Awards for Messrs. DeGaynor, and Ullrich and Ms. Kowalchik will vest pro rata based on the termination date. In addition, Ms. Kowalchik and Mr. Ullrich will be credited with an additional year of service. All other RSU awards are forfeited.
All RSUs will vest pro rata based on the retirement date.
Performance-Based Restricted Stock Units	All performance-based RSUs will be eligible for vesting based on actual performance determined as of the date of the change in control.	All performance-based RSUs are fully vested at the target level of performance.	For Messrs. DeGaynor, Erwin and Ullrich and Ms. Kowalchik, a prorated number of performance-based RSUs will be eligible for vesting based on actual performance as of the original vesting date.	A prorated number of performance-based RSUs will be eligible for vesting based on actual performance as of the original vesting date.

(1)	An executive’s qualified retirement occurs at or after age 65, or after age 55 with approval by the Compensation Committee per the underlying plan.
No payments would be made in connection with any of the awards in the foregoing table in the event that a named executive officer’s employment is terminated for cause, or in the event the named executive officer terminates his or her employment (other than for good reason in connection with a change in control as noted above).

The following table shows the potential amounts payable to our named executive officers other than Messrs. Avila, Tsoumas, Nystrom and Rawden and Ms. Barry upon termination or a change of control of Methode. The amounts shown assume that such termination or change of control occurred on May 2, 2025, the last trading day of our 2025 fiscal year, and reflect the price of our common stock on such date of $6.68. The table below does not reflect amounts payable pursuant to plans or arrangements that are available generally to salaried employees. In addition, the table does not reflect the distribution of account balances in our Deferred Compensation Plan or the delivery of common stock underlying vested restricted stock units.

Name	Termination Scenario	Salary and Bonus Severance ($)	Annual Performance- Based Bonus ($)(5)	Retention Bonus	Vesting of Time-Based RSUs ($)(1)	Vesting of Performance RSUs ($)(1)	Health and Welfare Benefits ($)(2)
Mr. DeGaynor	Upon Change of Control(3)	0	0	0	697,937	985,181	0
	Resignation for Good Reason/Termination Without Cause Following Change of Control(4)	6,750,000	987,197	0	0	0	40,506
	Death or Disability	0	987,197	0	697,937	985,181	0
	Qualified Retirement	0	987,187	0	299,825	268,685	0
	Termination Without Cause	4,500,000	987,197	0	299,825	268,685	40,506
	Resignation	0	0	0	0	0	0
Ms. Kowalchik	Upon Change of Control(3)	0	450,000	0	684,483	311,129	0
	Resignation for Good Reason/Termination Without Cause Following Change of Control(4)	2,100,000	0	0	0	0	32,185
	Death or Disability	0	450,000	0	684,483	311,129	0
	Qualified Retirement	0	450,000	0	244,007	72,598	0
	Termination Without Cause	1,050,000	0	0	529,206	197,046	16,092
	Resignation	0	0	0	0	0	0
Mr. Ullrich	Upon Change of Control(3)		129,287	0	269,825	87,306	0
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(4)	1,577,000	0	0	0	0	54,009
	Death or Disability	0	129,287	0	269,825	87,306	0
	Qualified Retirement	0	129,287	0	68,704	15,590	0
	Termination Without Cause	788,500	0	0	196,126	53,007	27,004
	Resignation	0	0	0	0	0	0
Mr. Erwin	Upon Change of Control(3)		163,745	0	235,274	79,074	0
	Resignation for Good Reason/Termination Without Cause Following Change of Control(4)	1,411,000		0	0	0	19,915
	Death or Disability	0	163.745		235,274	79,074	0
	Qualified Retirement	0	163,745	0	95,175	17,089	0
	Termination Without Cause		0	0
	Resignation	0	0	0	0	0	0
Ms. Vyverberg	Upon Change of Control(3)		294,872	0	69,615	0	0
	Resignation for Good Reason/Termination Without Cause Following Change of Control(4)	1,483,294	0	425,000	0	0	0
	Death or Disability	0	294,872	425,000	69,615	0	0
	Qualified Retirement	0	294,872	0	43,928	0	0
	Termination Without Cause	0	0	425,000		0	0
	Resignation	0	0	0	0	0	0

(1)	Amounts include an amount equal to the cash dividends declared during the period from the date of grant thru May 3, 2025, multiplied by the number of shares or units vested.
(2)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.

(3)	Assumes the successor company does not assume the annual bonus awards and RSUs.
(4)	These amounts are in addition to amounts payable under the preceding row “Upon Change of Control.”
(5)	Assumes the target level of performance is achieved.
Resignation of Former CEO During Fiscal 2025. Mr. Avula’s employment with the Company terminated on May 1, 2024, the fourth day of our fiscal year 2025. In connection with his resignation, his outstanding unvested equity awards were forfeited. On November 11, 2024, the Company entered into a settlement agreement with Mr. Avula in order to resolve, among other things, disputes between the parties following his separation from employment. In connection with the settlement agreement, the Company paid Mr. Avula a lump sum of $650,000 in full satisfaction of all claims of Mr. Avula in connection with his employment, and the parties entered into a mutual release.
Retirement of Former CFO During Fiscal 2025. On April 8, 2024, the Company announced the retirement of Mr. Tsoumas, effective July 12, 2024, after the beginning of our fiscal year 2025. Mr. Tsoumas served as a consultant through January 12, 2025, in order to assist in the transition of his responsibilities. Under the terms of his Retention and Consulting Agreement, Mr. Tsoumas was entitled to his base salary and current benefits through the date of his retirement, payment of his earned fiscal 2024 annual bonus award, and a consulting fee in the amount of $12,000 per month during the six-month consulting period. In addition, Mr. Tsoumas is restricted from engaging in certain activities in competition with the Company and from soliciting suppliers, vendors, customers or employees of the Company for a period ending fifteen months after the end of the consulting period.
The Compensation Committee consented to Mr. Tsoumas’ retirement prior to age 65 and provided that his equity-based awards under the Company’s five-year long term incentive program were eligible for vesting on a pro rata basis in accordance with the terms and conditions of the applicable award agreements. Consequently, 18,875 RSU awards under the 2021 LTI Program with a value of $203,850 vested upon his retirement. As described under “Compensation Discussion and Analysis—Key Components of Fiscal 2025 Compensation—Existing 2021 LTI Program (Other Executives)”, no amounts were paid under the performance-based RSAs under the 2021 LTI Program following the end of the performance period, and no Performance Units were granted. Following Mr. Tsoumas’ retirement, his 2023 retention award was forfeited. Mr. Tsoumas did not receive an award under the Company’s annual performance-based cash bonus program for fiscal 2025, however upon careful consideration and as recognition to the significant contributions Mr. Tsoumas made during the transition he was awarded a transitional bonus in the amount of $100,000.
Interim CEO and CFO. Messrs. Nystrom and Rawden, who served as our Interim Chief Executive Officer and Interim Chief Financial Officer prior to the commencement of employment of Mr. DeGaynor and Ms. Kowalchik, respectively, did not have any arrangements that would have provided payments upon a change of control, a termination of employment, or any of the other scenarios outlined in the table above.
Termination of Chief Human Resources and Administrative Officer. On January 30, 2025, the Company announced that Ms. Barry would step down from the positions of Chief Administrative Officer and Chief Human Resources Officer, effective January 31, 2025. She remained an employee through May 3, 2025, serving as a special advisor to the Company’s General Counsel. In connection with the termination of her employment, and in addition to accrued salary and vacation amounts, Ms. Barry received payment of the $750,000 retention award from September 2023 in accordance with the terms of the applicable award agreement. Under the terms of a Separation Agreement and General Release entered into at the time of her transition to special advisor status, Ms. Barry became entitled to six months of severance pay in the total gross amount of $283,500, payable over a six-month period, as well as up to twelve months of COBRA premiums (valued at $26,581). No other amounts were paid in connection with the termination of Ms. Barry’s employment.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees to the annual total compensation for fiscal 2025 of our Chief Executive Officer, Mr. Jonathan DeGaynor.
To calculate the pay ratio for fiscal 2025, we used the same employee population data from fiscal year 2024, as there were no significant changes in our overall employee population or compensation arrangements that would materially affect the pay ratio disclosure. Our employee population as of February 1, 2024, included approximately 6,900 employees across the United States, Mexico, Egypt, Malta, China, Finland, Canada, Belgium, India, the United Kingdom, Germany, Italy, Switzerland, Singapore, Malaysia, the Netherlands, and Taiwan.
Because the employee who was previously identified as the median employee for our fiscal 2024 disclosure is no longer employed by the Company, we identified a new median employee whose compensation was substantially the same as that of the previously identified median employee, consistent with SEC guidance. Based on this analysis, we determined that our median employee is an Assembler located in Dongguan, China. We did not make any cost-of-living adjustments to the pay of employees living in different jurisdictions than our Chief Executive Officer, but we did include certain adjustments for the annualization of pay for employees who were employed for only part of the period.
For purposes of calculating the pay for the median employee, we considered the annual base salary as of February 1, 2025, plus overtime, allowances and short-term incentive compensation for the trailing twelve months, each as reported in our payroll records and adjusted to US dollars. This employee’s total compensation of $11,656, has been calculated under applicable SEC rules. Our median annual total compensation reflects that the bulk of our employees are in countries that have much lower prevailing wages than the United States.
Mr. DeGaynor’s compensation per the Summary Compensation Table was $5,739,219. Based on these calculations, the pay ratio between our CEO and median employee is 492 to 1.
The assumptions used in the calculation of our estimated pay ratio are specific to our company and our employee population. As such, our pay ratio may not be comparable to the pay ratios of other companies, including companies in our compensation peer group.

PAY VS. PERFORMANCE
As required by SEC rules, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last five completed fiscal years. In determining the “compensation actually paid” to our named executive officers in the table below, we are required to make various adjustments to amounts reported in the Summary Compensation Table for this year and in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The “compensation actually paid” data reflected in the table below may not reflect amounts actually realized by our named executive officers.
For information concerning the decisions made by our Compensation Committee with respect to compensation for the named executive officers for each fiscal year, please see the Compensation Discussion and Analysis sections of this proxy statement and the proxy statements for the other fiscal years covered in the table below. A significant portion of “compensation actually paid” amounts shown relates to changes in values of unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. The ultimate values actually realized by our named executive officers from unvested equity awards will not be determined until the awards fully vest.
The following table summarizes compensation paid to our current Chief Executive Officer (“CEO”) (referred to in the tables as our PEO), our Interim CEO who served for a portion of fiscal 2025 (referred to in the tables as our Interim CEO), and our two former CEOs (referred to as our former PEOs) as set forth in our Summary Compensation Table (“SCT”), the adjusted values of compensation actually paid to our PEO, Interim PEO and former PEOs, average compensation paid to our current named executive officers other than our PEO, Interim PEO and former PEOs as set forth in our SCT, and the adjusted values of average compensation actually paid to such other current named executive officers, each as calculated in accordance with SEC rules, as well as certain Company and peer group performance measures, in each case for the five fiscal years ended May 3, 2025.

Fiscal Year	SCT Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	SCT Total for Interim PEO ($)	Compensation Actually Paid for Interim PEO	Summary Compensation Table Total for Former PEO #1 ($)(1)	Compensation Actually Paid to Former PEO #1 ($)(2)	Summary Compensation Table Total for Former PEO #2 ($)(1)	Compensation Actually Paid to Former PEO #2 ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ In Millions)(6)	EBITDA ($ In Millions)(7)
											Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(5)
2025	5,739,219	3,286,285	718,609	718,609	677,365	(1,093,032)	—	—	1,200,082	984,535	27	209	(62.6)	30.4
2024	—	—	—	—	4,017,227	2,662,627	2,206,047	(5,346,078)	807,926	228,210	46	187	(123.3)	(53.5)
2023	—	—	—	—	—	—	3,088,086	1,730,586	1,213,051	960,800	149	169	77.1	142.3
2022	—	—	—	—	—	—	2,297,776	2,177,776	933,371	907,572	160	158	102.2	174.6
2021	—	—	—	—	—	—	13,331,554	19,575,304	3,200,990	4,539,230	159	171	122.3	191.6

(1)
Mr. Avula (Former PEO #1 in the table) was appointed CEO on January 29, 2024 and held that position through May 1, 2024. Mr. Duda (Former PEO #2 in the table) was the CEO from the start of fiscal 2021 through January 29, 2024. Mr. Nystrom served as Interim CEO from May 5, 2024 through Mr. DeGaynor’s appointment on July 15, 2024. These amounts reflect the total compensation reported for Messrs. DeGaynor, Nystrom, Avula or Duda, as applicable, in the “Total” column of the Summary Compensation Table for the relevant fiscal year.

(2)
The chart below details the additions to and deductions from the total compensation reported for Messrs. DeGaynor, Nystrom, and Avula and the other NEOs as a group in the Summary Compensation Table in order to calculate and reflect the adjusted values of the Compensation Actually Paid for fiscal year 2025.

	Fiscal 2025
	PEO	Interim PEO	Former PEO#1	Average of other NEOs
Summary Compensation Table Total	$5,739,219	$718,609	$677,365	$1,200,082
Adjustments:
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	$(3,943,982)	—	—	$(371,538)
Increase based on ASC 718 fair value of awards granted during fiscal year that remain unvested as of fiscal year end, determined as of fiscal year end	$1,297,713	—	—	$205,127

	Fiscal 2025
	PEO	Interim PEO	Former PEO#1	Average of other NEOs
Increase based on ASC 718 fair value of awards granted during fiscal year that vested during fiscal year, determined as of vesting date	$193,335	—	—	—
Increase (decrease) for awards granted prior to fiscal year that were outstanding and unvested as of fiscal year end, determined based on change in ASC 718 fair value from prior fiscal year end to fiscal year end	—	—	—	$(6,703)
Increase (decrease) for awards granted prior to fiscal year that vested during fiscal year, determined based on change in ASC 718 fair value from prior fiscal year end to vesting date	—	—	—	$(22,663)
Deduction of ASC 718 fair value of awards granted prior to fiscal year that were forfeited during fiscal year, determined as of prior fiscal year end	—	—	$(1,770,397)	$(19,770)
Compensation Actually Paid	$3,286,285	$718,609	$(1,093,032)	$984,535

(3)
These amounts reflect the average total compensation reported for the Company’s named executive officers as a group (excluding PEOs) in the “Total” column of the Summary Compensation Table for each corresponding year. The Non-PEO named executive officers are comprised of the following: fiscal 2025 – Ms. Kowalchik, Mr. Ullrich, Mr. Erwin, Ms. Vyverberg, Mr. Rawden, Mr. Tsoumas and Ms. Barry; fiscal 2024 – Mr. Tsoumas, Ms. Barry, Mr. Martin and Mr. Shetty; fiscal 2023 – Mr. Tsoumas, Mr. Khoury, Ms. Barry and Ms. Vyverberg; and fiscal 2022 and 2021 – Mr. Tsoumas, Mr. Khoury, Ms. Barry and Mr. Martin.

(4)	Total Shareholder Return (TSR) assumes that $100 was invested in the Company’s common stock beginning on May 3, 2020 and that all dividends and distributions were reinvested on a quarterly basis.
(5)
The peer group is made up of the same 15 companies in our peer group used for executive compensation benchmarking as described above under “Compensation Discussion and Analysis—Market Benchmarking and Positioning of Fiscal 2025 Executive Compensation.” Peer group TSR is calculated under the same assumptions as Company TSR.

(6)	Reflects “Net income” or “Net loss” in the Company’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the applicable fiscal years.
(7)
EBITDA was selected as the additional metric to be included in the table above (as the Company-Selected Measure under applicable SEC rules), as the financial performance measure that, in the Company’s assessment, represents the most important performance measure not otherwise required to be disclosed in the table and used by the Company to link executive compensation to Company performance. A detailed EBITDA reconciliation for our fiscal years 2025 and 2024 can be found in our fourth quarter fiscal 2025 earnings release included as Exhibit 99.1 to the Company’s Current Report on Form 8-K furnished with the SEC on July 9, 2025.

Relationship of Compensation Actually Paid to Financial Measures. The following charts compare the relationship of the compensation actually paid to our PEOs for the applicable years and the average compensation actually paid to our named executive officers other than our PEOs to the respective financial measures set forth therein, for the periods indicated.

Most Important Financial Performance Measures. The three items listed below are the most important financial performance measures we used in fiscal 2025 to determine compensation for our named executive officers, as further described above in the Compensation Discussion and Analysis section under “Key Components of Fiscal 2025 Compensation.”
•	EBITDA
•	Pre-tax income
•	Free cash flow

TRANSACTIONS WITH RELATED PERSONS
Review of Transactions with Related Persons. If applicable, our Audit Committee or another independent body of the Board of Directors reviews transactions with related persons and potential conflict of interest situations in accordance with the Audit Committee Charter, our Code of Business Conduct and NYSE listing rules. Related persons include our directors, executive officers, and persons or entities that beneficially own more than 5% of our outstanding common stock and their respective immediate family members as defined in applicable SEC regulations. We do not have a separate written policy regarding related party transactions. Our Code of Business Conduct states that conflicts of interest are prohibited, except as approved by our Board of Directors. In reviewing any such transaction, our Audit Committee and Board of Directors consider the rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to Methode as would be the case were the transaction entered into with a third party, and other relevant factors.
Transactions Since the Beginning of Fiscal 2025. We engaged AlixPartners LLP to perform certain consulting services for the Company through an Agreement for Consulting Services dated March 1, 2024 and several subsequent addenda to that agreement. The consulting services engagement ended in the third quarter of fiscal 2025. Subsequent to the initiation of that engagement, we engaged Kevin Nystrom, Partner and Managing Director of AlixPartners, to serve as our interim Chief Executive Officer from May 7, 2024 through the commencement of employment of our new Chief Executive Officer on July 15, 2024. In addition, upon the retirement of our Chief Financial Officer on July 12, 2024, we engaged David Rawden, Director at AlixPartners, to serve as our interim Chief Financial Officer through the commencement of employment of our new Chief Financial Officer on October 1, 2024. In connection with the interim services provided by Mr. Nystrom and Mr. Rawden, we agreed to pay AlixPartners an additional weekly consulting fee of $70,000 and $50,000, respectively, and agreed to indemnify AlixPartners against certain liabilities in connection with the engagement.
Either the Board of Directors of the Company, consisting at relevant times entirely of independent directors, or our Audit Committee, has reviewed and approved the material terms and conditions of the services to be performed by AlixPartners since May 7, 2024, the date of Mr. Nystrom’s appointment as interim Chief Executive Officer. In each case, the approval was provided after considering to the extent applicable, whether the terms are no less favorable than terms that would be generally available to an unaffiliated third party under the same or similar circumstances, the extent of Messrs. Nystrom’s and Rawden’s interest in the transaction, and other factors the Board or Audit Committee considered relevant. In the fiscal year ended May 3, 2025, the Company recognized approximately $9.8 million of expense for consulting services provided by AlixPartners.

OTHER INFORMATION
Delinquent Section 16(a) Reports
Our directors, our executive officers and anyone owning beneficially more than ten percent of our registered equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their initial ownership of our common stock and any subsequent changes in that ownership. They must also furnish copies of the reports to us. Specific due dates for these reports have been established and we are required to disclose in this proxy statement if a director, executive officer or ten percent beneficial owner filed a late report. During fiscal 2025, we believe that all such reports were timely filed. In making these disclosures, we have relied solely on a review of reports furnished to us or filed with the SEC and written representations of our directors and executive officers.
Availability of Annual Report
Methode is providing its 2025 Annual Report on Form 10-K to stockholders who receive this proxy statement. Methode will provide copies of these materials to brokers, dealers, banks, voting trustees and their nominees for the benefit of the beneficial owners of our common stock. Additional copies of this proxy statement and the 2025 Annual Report on Form 10-K are available, without charge, upon written request to Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631, Attention: Chief Financial Officer. You may also review Methode’s SEC filings by visiting the Investors page of our website at methode.com.
Stockholder Proposals and Director Nominations
If you wish to submit a stockholder proposal for inclusion in our proxy materials for our 2026 Annual Meeting, our Corporate Secretary must receive your proposal no later than April 3, 2026. Your proposal must be in writing and must comply with the proxy rules of the SEC.
Our advance notice by-law provisions require that any stockholder proposal or director nomination to be presented from the floor of our 2026 Annual Meeting must be received by our Corporate Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to September 17, 2026 (the first anniversary of the preceding year’s Annual Meeting). If the date of our 2026 Annual Meeting is more than 30 days before or more than 60 days after September 17, 2026, stockholder proposals must be delivered no earlier than the 90th day prior to such date and not later than the later of the 60th day prior to such date or the 10th day following our public announcement of the date for such Annual Meeting. Any stockholder proposal must be, under law, an appropriate subject for stockholder action to be brought before the meeting. In addition, in order to present a stockholder proposal or nominate a director at our 2026 Annual Meeting, the stockholder must satisfy certain other requirements set forth in our Amended and Restated By-Laws. Stockholder proposals and director nominations should be directed to the Corporate Secretary of Methode Electronics, Inc. at 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631.
In addition to satisfying the foregoing requirements under our amended and restated by-laws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 19, 2026 (or, if our 2026 Annual Meeting is more than 30 days before or after September 17, 2026, by the later of 60 days prior to the date of the meeting or the tenth day following public disclosure of the date for such Annual Meeting).
Other Matters
Neither our Board of Directors nor management knows of any other business that will be presented at the Annual Meeting. Should any other business properly come before the Annual Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Mark D. Schwabero Chairman

Chicago, Illinois
August 1, 2025

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on September 16, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MEI2025**

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on September 16, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V76938-P34747

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

METHODE ELECTRONICS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. David P. Blom	☐	☐	☐
1b. Therese M. Bobek	☐	☐	☐
1c. Brian J. Cadwallader	☐	☐	☐
1d. Bruce K. Crowther	☐	☐	☐
1e. Jonathan B. DeGaynor	☐	☐	☐
1f. Mary A. Lindsey	☐	☐	☐
1g. Mark D. Schwabero	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. The ratification of the Audit Committee's selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending May 2, 2026.	☐	☐	☐
3. The advisory approval of Methode's named executive officer compensation.	☐	☐	☐

NOTE: To vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V76939-P34747

METHODE ELECTRONICS, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of the Stockholders

The undersigned hereby appoints Mark D. Schwabero and Kerry A. Vyverberg, and each of them, with full power of substitution, as proxies to vote all shares of Methode Electronics, Inc. common stock which the undersigned is entitled to vote at the Annual Meeting of Methode Electronics, Inc. to be held via live webcast at www.virtualshareholdermeeting.com/MEI2025 on Wednesday, September 17, 2025 at 11:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. If other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies above.

Continued and to be signed on reverse side